Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Universal Health Services, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Universal Health Services, Inc. at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, financial statement schedule, and for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included under item 9A, of the Company’s annual report on Form 10-K for the year ended December 31, 2010, as Management’s Report on Internal Control over Financial Reporting (not presented herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in item 9A, of the Company’s annual report on Form 10-K for the year ended December 31, 2010, Management’s Report on Internal Control over Financial Reporting (not presented herein), management has excluded Psychiatric Solutions, Inc. and its subsidiaries from its assessment of internal control over financial reporting as of December 31, 2010 because it was acquired by the Company in a purchase business combination during 2010. We have also excluded Psychiatric Solutions, Inc. from our audit of internal control over financial reporting. Psychiatric Solutions, Inc. and its subsidiaries are wholly owned subsidiaries whose total assets and total revenues represent 40% and 4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 13, as to which the date is April 1, 2011

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2010	2009	2008
	(in thousands, except per share data)
Net revenues	$5,568,185	$5,202,379	$5,022,417
Operating charges:
Salaries, wages and benefits	2,423,102	2,204,422	2,133,181
Other operating expenses	1,005,288	994,923	1,044,278
Supplies expense	733,093	699,249	694,477
Provision for doubtful accounts	546,909	508,603	476,745
Depreciation and amortization	223,915	204,703	193,635
Lease and rental expense	76,961	69,947	69,882
Transaction costs	53,220	0	0

	5,062,488	4,681,847	4,612,198

Income from operations	505,697	520,532	410,219
Interest expense, net	77,600	45,810	53,207

Income from continuing operations before income taxes	428,097	474,722	357,012
Provision for income taxes	152,302	170,475	123,378

Income from continuing operations	275,795	304,247	233,634
Income from discontinued operations, net of income tax expense of $4.0 million during 2008	—	—	6,436

Net income	275,795	304,247	240,070
Less: Net income attributable to noncontrolling interests	45,612	43,874	40,693

Net income attributable to UHS	$230,183	$260,373	$199,377

Basic earnings per share attributable to UHS:
From continuing operations	$2.37	$2.65	$1.90
From discontinued operations	—	—	0.06

Total basic earnings per share	$2.37	$2.65	$1.96

Diluted earnings per share attributable to UHS:
From continuing operations	$2.34	$2.64	$1.90
From discontinued operations	—	—	0.06

Total diluted earnings per share	$2.34	$2.64	$1.96

Weighted average number of common shares—basic	96,786	97,794	101,222
Add: Other share equivalents	1,187	481	196

Weighted average number of common shares and equivalents—diluted	97,973	98,275	101,418

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009 (A)
	(Dollar amounts in thousands)
Assets
Current assets:
Cash and cash equivalents	$29,474	$9,180
Accounts receivable, net	837,820	602,559
Supplies	94,330	84,272
Deferred income taxes	120,834	51,336
Other current assets	130,060	27,270
Assets of facilities held for sale	118,598	21,580

Total current assets	1,331,116	796,197

Property and Equipment
Land	376,567	219,057
Buildings and improvements	3,057,313	2,098,164
Equipment	1,165,635	1,013,245
Property under capital lease	38,711	40,497

	4,638,226	3,370,963
Accumulated depreciation	(1,601,005)	(1,423,580)

	3,037,221	1,947,383
Construction-in-progress	215,746	367,855

	3,252,967	2,315,238
Other assets:
Goodwill	2,589,914	732,685
Deferred charges	108,660	8,643
Other	245,279	111,700

	2,943,853	853,028

	$7,527,936	$3,964,463

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,449	$2,573
Accounts payable	252,487	194,969
Liabilities of facilities held for sale	3,516	0
Accrued liabilities
Compensation and related benefits	249,429	157,509
Interest	14,160	5,791
Taxes other than income	35,175	23,614
Other	268,083	196,734
Current federal and state income taxes	0	1,627

Total current liabilities	826,299	582,817

Other noncurrent liabilities	380,649	375,580
Long-term debt	3,912,102	956,429
Deferred income taxes	173,354	60,091
Commitments and contingencies (Note 8)
Reedemable noncontrolling interest	211,761	197,152
Equity:
Class A Common Stock, voting, $.01 par value; authorized 12,000,000 shares: issued and outstanding 6,656,308 shares in 2010 and 6,656,808 shares in 2009	67	67
Class B Common Stock, limited voting, $.01 par value; authorized 150,000,000 shares: issued and outstanding 90,093,562 shares in 2010 and 89,554,143 shares in 2009	897	896
Class C Common Stock, voting, $.01 par value; authorized 1,200,000 shares: issued and outstanding 665,400 shares in 2010 and 665,400 shares in 2009	7	7
Class D Common Stock, limited voting, $.01 par value; authorized 5,000,000 shares: issued and outstanding 35,218 shares in 2010 and 37,678 shares in 2009	—	—
Cumulative dividends	(128,049)	(108,627)
Retained earnings	2,125,989	1,879,981
Accumulated other comprehensive loss	(20,139)	(21,253)

Universal Health Services, Inc. common stockholders’ equity	1,978,772	1,751,071
Noncontrolling interest	44,999	41,323

Total Equity	2,023,771	1,792,394

	$7,527,936	$3,964,463

(A)	See Note 1 for revision related to redeemable noncontrolling interest.

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Years Ended December 31, 2010, 2009 and 2008

(in thousands, except per share data)

	Redeemable Interest(a)	Class A Common	Class B Common	Class C Common	Class D Common	Capital in Excess of Par Value	Cumulative Dividends	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	UHS Common Stockholders’ Equity	Noncontrolling Interest	Total
Balance, January 1, 2008	$176,726	$33	$489	$3	$0	$0	($75,771)	$1,599,326	($6,881)	$1,517,199	$33,459	$1,550,658
Common Stock
Issued/(converted) including tax benefits from exercise of stock options	—	—	2	—	—	—	—	2,547	—	2,549	—	2,549
Repurchased	—	—	(33)	—	—	—	—	(149,371)	—	(149,404)	—	(149,404)
Restricted share-based compensation expense	—	—	—	—	—	—	—	4,678	—	4,678	—	4,678
Dividends	—	—	—	—	—	—	(16,150)	—	—	(16,150)	—	(16,150)
Stock option expense	—	—	—	—	—	—	—	10,416	—	10,416	—	10,416
Distributions to noncontrolling interests	(27,706)	—	—	—	—	—	—	—	—	—	(3,381)	(3,381)
Capital contributions from noncontrolling interests	2,107	—	—	—	—	—	—	—	—	—	226	226
Purchase of minority ownership interests in majority owned businesses	—	—	—	—	—	—	—	—	—	—	(1,058)	(1,058)
Other	—	—	—	—	—	—	—	—	—	—	5,670	5,670
Comprehensive income:
Net income	34,970	—	—	—	—	—	—	199,377	—	199,377	5,722	205,099
Amortization of terminated hedge (net of income tax effect of $120)	—	—	—	—	—	—	—	—	(216)	(216)	—	(216)
Unrealized derivative losses on cash flow hedges (net of income tax effect of $3,644)	—	—	—	—	—	—	—	—	(5,891)	(5,891)	—	(5,891)
Minimum pension liability (net of income tax effect of $11,572)	—	—	—	—	—	—	—	—	(18,708)	(18,708)	—	(18,708)

Subtotal—comprehensive income	34,970	—	—	—	—	—	—	199,377	(24,815)	174,562	5,722	180,284

Balance, January 1, 2009	186,097	33	458	3	—	—	(91,921)	1,666,973	(31,696)	1,543,850	40,638	1,584,488

See Note 1 for revision related to redeemable noncontrolling interest.

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(in thousands, except per share data)

	Redeemable Interest(a)	Class A Common	Class B Common	Class C Common	Class D Common	Capital in Excess of Par Value	Cumulative Dividends	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	UHS Common Stockholders’ Equity	Noncontrolling Interest	Total
Common Stock
Issued/(converted) including tax benefits from exercise of stock options	—	—	2	—	—	—	—	3,285	—	3,287	—	3,287
Repurchased	—	—	(15)	—	—	—	—	(63,275)	—	(63,290)	—	(63,290)
Restricted share-based compensation expense	—	—	—	—	—	—	—	3,174	—	3,174	—	3,174
Dividends	—	—	—	—	—	—	(16,706)	—	—	(16,706)	—	(16,706)
Stock dividend	—	34	451	4	—	—	—	(489)	—	—	—	—
Stock option expense	—	—	—	—	—	—	—	9,940	—	9,940	—	9,940
Distributions to noncontrolling interests	(23,130)	—	—	—	—	—	—	—	—	—	(6,736)	(6,736)
Capital contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	121	121
Purchase of minority ownership interests in majority owned businesses	—	—	—	—	—	—	—	—	—	—	(229)	(229)
Other	—	—	—	—	—	—	—	—	—	—	(2,160)	(2,160)
Comprehensive income:
Net income	34,185	—	—	—	—	—	—	260,373	—	260,373	9,689	270,062
Amortization of terminated hedge (net of income tax effect of $126)	—	—	—	—	—	—	—	—	(216)	(216)	—	(216)
Unrealized derivative losses on cash flow hedges (net of income tax effect of $899)	—	—	—	—	—	—	—	—	1,477	1,477	—	1,477
Minimum pension liability (net of income tax effect of $5,667)	—	—	—	—	—	—	—	—	9,182	9,182	—	9,182

Subtotal—comprehensive income	34,185	—	—	—	—	—	—	260,373	10,443	270,816	9,689	280,505

Balance, January 1, 2010	197,152	67	896	7	—	—	(108,627)	1,879,981	(21,253)	1,751,071	41,323	1,792,394

See Note 1 for revision related to redeemable noncontrolling interest.

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY—(Continued)

For the Years Ended December 31, 2010, 2009 and 2008

(in thousands, except per share data)

	Redeemable Interest(a)	Class A Common	Class B Common	Class C Common	Class D Common	Capital in Excess of Par Value	Cumulative Dividends	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	UHS Common Stockholders’ Equity	Noncontrolling Interest	Total
Common Stock
Issued/(converted) including tax benefits from exercise of stock options	—	—	4	—	—	—	—	10,890	—	10,894	—	10,894
Repurchased	—	—	(3)	—	—	—	—	(11,525)	—	(11,528)	—	(11,528)
Restricted share-based compensation expense	—	—	—	—	—	—	—	3,139	—	3,139	—	3,139
Dividends	—	—	—	—	—	—	(19,422)	—	—	(19,422)	—	(19,422)
Stock option expense	—	—	—	—	—	—	—	13,321	—	13,321	—	13,321
Distributions to noncontrolling interests	(23,777)	—	—	—	—	—	—	—	—	—	(8,662)	(8,662)
Capital contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—
Purchase of minority ownership interests in majority owned businesses	—	—	—	—	—	—	—	—	—	—	600	600
Other	4,512	—	—	—	—	—	—	—	—	—	—	—
Comprehensive income:
Net income	33,874	—	—	—	—	—	—	230,183	—	230,183	11,738	241,921
Amortization of terminated hedge (net of income tax effect of $120)	—	—	—	—	—	—	—	—	(216)	(216)	—	(216)
Unrealized derivative losses on cash flow hedges (net of income tax effect of $528)	—	—	—	—	—	—	—	—	868	868	—	868
Minimum pension liability (net of income tax effect of $281)	—	—	—	—	—	—	—	—	462	462	—	462

Subtotal—comprehensive income	33,874	—	—	—	—	—	—	230,183	1,114	231,297	11,738	243,035

Balance, December 31, 2010	211,761	$67	$897	$7	—	—	($128,049)	$2,125,989	($20,139)	$1,978,772	$44,999	$2,023,771

See Note 1 for revision related to redeemable noncontrolling interest.

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(Amounts in thousands)
Cash Flows from Operating Activities:
Net income	$275,795	$304,247	$240,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	223,997	204,703	195,766
Gains on sales of assets and businesses, net of losses	(1,993)	(1,346)	(21,464)
Stock based compensation expense	16,799	13,096	14,125
Provision for settlements	—	—	25,000
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	22,726	(1,402)	22,445
Construction management and other receivable	—	29,519	(20,693)
Accrued interest	8,408	357	(123)
Accrued and deferred income taxes	132	14,930	(3,483)
Other working capital accounts	(26,437)	(18,828)	3,878
Other assets and deferred charges	11,539	6,699	21,003
Other	812	755	2,811
Accrued insurance expense, net of commercial premiums paid	19,739	44,314	73,413
Payments made in settlement of self-insurance claims	(50,173)	(55,782)	(58,561)

Net cash provided by operating activities	501,344	541,262	494,187

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(239,274)	(379,748)	(354,537)
Acquisition of property and businesses	(1,958,298)	(12,499)	(23,481)
Proceeds received from sales of assets and businesses	21,460	9,770	82,062
Costs incurred for purchase and implementation of electronic health records application	(17,971)	(7,957)	—
Settlement proceeds received related to prior year acquisition, net of expenses	—	—	1,539
Investment in joint-venture	—	—	(1,249)

Net cash used in investing activities	(2,194,083)	(390,434)	(295,666)

Cash Flows from Financing Activities:
Reduction of long-term debt	(1,392,086)	(66,499)	(166,557)
Additional borrowings	3,266,146	26,069	151,129
Financing costs	(101,815)	—	(975)
Repurchase of common shares	(11,528)	(63,288)	(149,404)
Dividends paid	(19,422)	(16,706)	(16,150)
Issuance of common stock	3,594	3,290	2,354
Profit distributions to noncontrolling interests	(32,456)	(29,866)	(31,087)
Proceeds from sale of noncontrolling interests in majority owned business	600	—	—
Capital contributions from noncontrolling interests	—	121	2,333
Purchase of noncontrolling interests in majority owned businesses	—	(229)	(1,058)

Net cash provided by (used in) financing activities	1,713,033	(147,108)	(209,415)

Increase (decrease) in cash and cash equivalents	20,294	3,720	(10,894)
Cash and cash equivalents, beginning of period	9,180	5,460	16,354

Cash and cash equivalents, end of period	$29,474	$9,180	$5,460

Supplemental Disclosures of Cash Flow Information:
Interest paid	$76,900	$57,018	$62,285

Income taxes paid, net of refunds	$152,088	$155,368	$130,379

Supplemental Disclosures of Noncash Investing and Financing Activities:

See Notes 2, 4 and 7

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Services provided by our hospitals, all of which are operated by subsidiaries of ours include general and specialty surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services, pharmacy services and/or behavioral health services. We, through our subsidiaries, provide capital resources as well as a variety of management services to our facilities, including central purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

The more significant accounting policies follow:

A) Principles of Consolidation: The consolidated financial statements include the accounts of our majority-owned subsidiaries and partnerships controlled by us or our subsidiaries as the managing general partner. All significant intercompany accounts and transactions have been eliminated.

B) Revenue Recognition: We record revenues and related receivables for health care services at the time the services are provided. Medicare and Medicaid revenues represented 38% of our net patient revenues during each of 2010, 2009 and 2008. Revenues from managed care entities, including health maintenance organizations and managed Medicare and Medicaid programs accounted for 46% of our net patient revenues during each of 2010, 2009 and 2008.

We report net patient service revenue at the estimated net realizable amounts from patients and third-party payors and others for services rendered. We have agreements with third-party payors that provide for payments to us at amounts different from our established rates. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges and per diem payments. Estimates of contractual allowances under managed care plans are based upon the payment terms specified in the related contractual agreements. We closely monitor our historical collection rates, as well as changes in applicable laws, rules and regulations and contract terms, to assure that provisions are made using the most accurate information available. However, due to the complexities involved in these estimations, actual payments from payors may be different from the amounts we estimate and record.

We estimate our Medicare and Medicaid revenues using the latest available financial information, patient utilization data, government provided data and in accordance with applicable Medicare and Medicaid payment rules and regulations. The laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation and as a result, there is at least a reasonable possibility that recorded estimates will change by material amounts in the near term. Certain types of payments by the Medicare program and state Medicaid programs (e.g. Medicare Disproportionate Share Hospital, Medicare Allowable Bad Debts and Inpatient Psychiatric Services) are subject to retroactive adjustment in future periods as a result of administrative review and audit and our estimates may vary from the final settlements. Such amounts are included in accounts receivable, net, on our Consolidated Balance Sheets. The funding of both federal Medicare and state Medicaid programs are subject to legislative and regulatory changes. As such, we can not provide any assurance that future legislation and regulations, if enacted, will not have a material impact on our future Medicare and Medicaid reimbursements. Adjustments related to the final settlement of these retrospectively determined amounts did not materially impact our results in 2010, 2009 or 2008.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $807 million during 2010, $671 million during 2009 and $609 million during 2008.

C) Provision for Doubtful Accounts: Collection of receivables from third-party payers and patients is our primary source of cash and is critical to our operating performance. Our primary collection risks relate to uninsured patients and the portion of the bill which is the patient’s responsibility, primarily co-payments and deductibles. We estimate our provisions for doubtful accounts based on general factors such as payer mix, the agings of the receivables and historical collection experience. We routinely review accounts receivable balances in conjunction with these factors and other economic conditions which might ultimately affect the collectability of the patient accounts and make adjustments to our allowances as warranted. At our acute care hospitals, third party liability accounts are pursued until all payments and adjustments are posted to the patient account. For those accounts with a patient balance after third party liability is finalized or accounts for uninsured patients, the patient is sent a series of statements and collection letters. Patients that express an inability to pay are reviewed for potential sources of assistance including our charity care policy. If the patient is deemed unwilling to pay, the account is written-off as bad debt and transferred to an outside collection agency for additional collection effort. Our accounts receivable are recorded net of established charity care reserves of $99 million as of December 31, 2010 and $61 million as of December 31, 2009.

Uninsured patients that do not qualify as charity patients are extended an uninsured discount of at least 20% of total charges. During the collection process the hospital establishes a partial reserve in the allowance for doubtful accounts for self-pay balances outstanding for greater than 60 days from the date of discharge. All self-pay accounts at the hospital level are fully reserved if they have been outstanding for greater than 90 days from the date of discharge. Third party liability accounts are fully reserved in the allowance for doubtful accounts when the balance ages past 180 days from the date of discharge. Potential charity accounts are fully reserved when it is determined the patient may be unable to pay.

On a consolidated basis, we monitor our total self-pay receivables to ensure that the total allowance for doubtful accounts provides adequate coverage based on historical collection experience. At December 31, 2010 and December 31, 2009, accounts receivable are recorded net of allowance for doubtful accounts of $249 million and $169 million, respectively.

D) Concentration of Revenues: Our five majority owned acute care hospitals in the Las Vegas, Nevada market contributed, on a combined basis, 21% in 2010 and 22% in each of 2009 and 2008, of our consolidated net revenues. On a combined basis, our facilities in the McAllen/Edinburg, Texas market (consisting of three acute care facilities, a children’s hospital and a behavioral health facility) contributed 6% in 2010 and 7% in each of 2009 and 2008 of our consolidated net revenues.

E) Cash and Cash Equivalents: We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

F) Property and Equipment: Property and equipment are stated at cost. Expenditures for renewals and improvements are charged to the property accounts. Replacements, maintenance and repairs which do not improve or extend the life of the respective asset are expensed as incurred. We remove the cost and the related accumulated depreciation from the accounts for assets sold or retired and the resulting gains or losses are included in the results of operations.

We capitalize interest expense on major construction projects while in progress. We capitalized interest on major construction projects amounting to $7.6 million during 2010, $11.6 million during 2009 and $7.9 million during 2008.

Depreciation is provided on the straight-line method over the estimated useful lives of buildings and improvements (twenty to forty years) and equipment (three to fifteen years). Depreciation expense (excluding discontinued operations) was $202.8 million during 2010, $184.6 million during 2009 and $176.1 million during 2008.

G) Long-Lived Assets: We review our long-lived assets, including amortizable intangible assets, for impairment whenever events or circumstances indicate that the carrying value of these assets may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of our asset based on our estimate of its undiscounted future cash flow. If the analysis indicates that the carrying value is not recoverable from future cash flows, the asset is written down to its estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount rates.

H) Goodwill: Goodwill is reviewed for impairment at the reporting unit level on an annual basis or sooner if the indicators of impairment arise. Our judgments regarding the existence of impairment indicators are based on market conditions and operational performance of each reporting unit. We have designated September 1st as our annual impairment assessment date and performed an impairment assessment as of September 1, 2010 which indicated no impairment of goodwill. There were also no goodwill impairments during 2009 or 2008. Future changes in the estimates used to conduct the impairment review, including profitability and market value projections, could indicate impairment in future periods potentially resulting in a write-off of a portion or all of our goodwill.

Changes in the carrying amount of goodwill for the two years ended December 31, 2010 were as follows (in thousands):

	Acute Care Services	Behavioral Health Services	Total Consolidated
Balance, January 1, 2009	$391,046	$341,891	$732,937
Goodwill divested during the period	(1,201)	—	(1,201)
Adjustments to goodwill (a)	—	949	949

Balance, January 1, 2010	389,845	342,840	732,685
Goodwill acquired during the period	510	1,895,276	1,895,786
Goodwill divested during the period	(871)	—	(871)
Adjustments to goodwill (b)	—	(37,686)	(37,686)

Balance, December 31, 2010	$389,484	$2,200,430	$2,589,914

(a)	Consists of adjustments to prior year purchase price allocations.
(b)	The reduction to the Behavioral Health Services’ goodwill consists primarily of a reclassification to “assets of facilities held for sale” and represents the goodwill attributable to a legacy facility which we agreed to divest pursuant to our agreement with the Federal Trade Commission.

I) Other Assets: Other assets consist primarily of amounts related to: (i) intangible assets acquired in connection with our acquisition of Psychiatric Solutions, Inc. (“PSI”) in November, 2010 consisting of Medicare licenses, certificates of need and contracts to manage the operations of behavioral health services owned by third-parties; (ii) prepaid fees for various software and other applications used by our hospitals; (iii) costs incurred in connection with the purchase and implementation of an electronic health records application for each of our acute care facilities; (iv) deposits; (v) investments in various businesses, including Universal Health Realty Income Trust; (vi) the invested assets related to a deferred compensation plan that is held by an independent trustee in a rabbi-trust and that has a related payable included in other noncurrent liabilities; (vii) the estimated future payments related to physician-related contractual commitments, as discussed below, and; (viii) other miscellaneous assets. As of December 31, 2010 other intangible assets, net of accumulated amortization, were approximately $100 million. Other intangible assets, net of accumulated amortization, were not material to our financial statements as of December 31, 2009.

J) Physician Guarantees and Commitments: As of December 31, 2010, our accrued liabilities-other, and our other assets include $8 million of estimated future payments related to physician-related contractual commitments. Pursuant to contractual guarantees outstanding as of December 31, 2010 that are applicable to future years, we have $15 million of potential future financial obligations of which $13 million are potential obligations during 2011 and $2 million are potential obligations during 2012 and later.

K) Self-Insured Risks: We provide for self-insured risks, primarily general and professional liability claims and workers’ compensation claims. Our estimated liability for self-insured professional and general liability claims is based on a number of factors including, among other things, the number of asserted claims and reported incidents, estimates of losses for these claims based on recent and historical settlement amounts, estimate of incurred but not reported claims based on historical experience, and estimates of amounts recoverable under our commercial insurance policies. All relevant information, including our own historical experience is used in estimating the expected amount of claims. While we continuously monitor these factors, our ultimate liability for professional and general liability claims could change materially from our current estimates due to inherent uncertainties involved in making this estimate. Our estimated self-insured reserves are reviewed and changed, if necessary, at each reporting date and changes are recognized currently as additional expense or as a reduction of expense. See Note 8 for discussion of revisions to prior year general and professional liability reserves and self-insurance liability assumed in connection with our acquisition of PSI in November, 2010. Based on the results of workers’ compensation reserves analyses, we recorded reductions of prior year reserves of $4 million during 2010, $7 million during 2009 and $4 million during 2008.

L) Income Taxes: Deferred tax assets and liabilities are recognized for the amount of taxes payable or deductible in future years as a result of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. We believe that future income will enable us to realize our deferred tax assets net of recorded valuation allowances relating to state net operating loss carry-forwards.

We operate in multiple jurisdictions with varying tax laws. We are subject to audits by any of these taxing authorities. Our tax returns have been examined by the Internal Revenue Service (“IRS”) through the year ended December 31, 2006. We believe that adequate accruals have been provided for federal, foreign and state taxes.

See Note 6 for additional disclosure regarding income taxes.

M) Other Noncurrent Liabilities: Other noncurrent liabilities include the long-term portion of our professional and general liability, workers’ compensation reserves, pension and deferred compensation liabilities, liability incurred in connection with split-dollar life insurance agreements on the lives of our chief executive officer and his wife and interest rate swap liabilities.

N) Redeemable Noncontrolling Interests and Noncontrolling Interest: Outside owners hold noncontrolling, minority ownership interests of: (i) approximately 28% in our five acute care facilities located in Las Vegas, Nevada; (ii) 20% in an acute care facility located in Washington, D.C.; (iii) approximately 11% in an acute care facility located in Laredo, Texas, and; (iv) 20% in a behavioral health care facility located in Philadelphia, Pennsylvania, the majority ownership interest of which was acquired by us as result of our acquisition of PSI in November, 2010. The redeemable noncontrolling interests balances of $212 million and $197 million as of December 31, 2010 and 2009, respectively, and the noncontrolling interests balances of $45 million and $41 million as of December 31, 2010 and 2009, respectively, consist primarily of the third-party ownership interests in these hospitals.

Generally accepted accounting principles require that noncontrolling interests be classified as equity and we have previously presented all noncontrolling interests in total equity. However, since certain of our noncontrolling interests have redemption rights outside of our control, those noncontrolling interests are classified outside of permanent equity and reflected as redeemable noncontrolling interests. As previously disclosed in our Reports on Form 10-Q for the quarterly periods ended June 30, 2010 and September 30, 2010, noncontrolling interests with an estimated redemption amount of $197 million as of December 31, 2009 and $186 million as of December 31, 2008, have been reclassified from total equity to redeemable noncontrolling interests outside of permanent equity. These revisions did not affect stockholders’ equity attributable to UHS nor did they affect any previously reported percentages based upon equity (such as percentage of debt to total capitalization and return on average equity), since we have based those calculations on only stockholders’ equity attributable to UHS (as opposed to total equity). We do not believe that these revisions, which are reflected on our Consolidated Statements of Common Stockholders’ Equity for the years ended December 31, 2009 and 2008, as included herein, are material to the condensed consolidated financial statements for the prior years.

The applicable sections of our December 31, 2009 Consolidated Balance Sheet and Consolidated Statements of Changes in Equity for the Years Ended December 31, 2009 and 2008, as reported and as revised, are as follows (amounts in thousands):

	As reported Dec. 31, 2009	As revised Dec. 31, 2009	As reported Jan. 1, 2009	As revised Jan. 1, 2009	As reported Jan. 1, 2008	As revised Jan. 1, 2008
Redeemable noncontrolling interest	—	$197,152	—	$186,097	—	$176,726
Equity:
Universal Health Services, Inc. common stockholders’ equity	1,751,071	1,751,071	1,543,850	1,543,850	1,517,199	1,517,199
Noncontrolling interest	238,475	41,323	226,735	40,638	210,184	33,458

Total equity	$1,989,546	$1,792,394	$1,770,585	$1,584,488	$1,727,383	$1,550,657

In connection with the five acute care facilities located in Las Vegas, Nevada, the minority ownership interests of which are reflected as redeemable noncontrolling interests on our Consolidated Balance Sheet, the outside owners have certain “put rights”, that are currently exercisable, that if exercised, require us to purchase the minority member’s interests at fair market value. The put rights are exercisable upon the occurrence of: (i) certain specified financial conditions falling below established thresholds; (ii) breach of the management contract by the managing member (a subsidiary of ours), or; (iii) if the minority member’s ownership percentage is reduced to less than certain thresholds. In connection with the behavioral health care facility located in Philadelphia, Pennsylvania, the minority ownership interest of which is also reflected as redeemable noncontrolling interests on our Consolidated Balance Sheet as of December 31, 2010, the outside owner has a “put option” to put its entire ownership interest to us at any time. If exercised, the put option requires us to purchase the minority member’s interest at fair market value. As of December 31, 2010, we believe the fair market value of the minority ownership interests in these facilities approximates the book value of the redeemable noncontrolling interests.

O) Comprehensive Income: Comprehensive income or loss, is comprised of net income, changes in unrealized gains or losses on derivative financial instruments and a pension liability.

P) Accounting for Derivative Financial Investments and Hedging Activities: We manage our ratio of fixed to floating rate debt with the objective of achieving a mix that management believes is appropriate. To manage this risk in a cost-effective manner, we, from time to time, enter into interest rate swap agreements in which we agree to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts.

We account for our derivative and hedging activities using the Financial Accounting Standard Board’s (“FASB”) guidance which requires all derivative instruments, including certain derivative instruments embedded in other contracts, to be carried at fair value on the balance sheet. For derivative transactions designated as hedges, we formally document all relationships between the hedging instrument and the related hedged item, as well as its risk-management objective and strategy for undertaking each hedge transaction.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in accumulated other comprehensive income (“AOCI”) within shareholders’ equity. Amounts are reclassified from AOCI to the income statement in the period or periods the hedged transaction affects earnings.

We use interest rate derivatives in our cash flow hedge transactions. Such derivatives are designed to be highly effective in offsetting changes in the cash flows related to the hedged liability. For derivative instruments designated as cash flow hedges, the ineffective portion of the change in expected cash flows of the hedged item are recognized currently in the income statement.

Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Fair value hedges are accounted for by recording the changes in the fair value of both the derivative instrument and the hedged item in the income statement.

For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

Q) Stock-Based Compensation: At December 31, 2010, we have a number of stock-based employee compensation plans. Pursuant to the FASB’s guidance, we expense the grant-date fair value of stock options and other equity-based compensation pursuant to the straight-line method over the stated vesting period of the award using the Black-Scholes option-pricing model.

The expense associated with share-based compensation arrangements is a non-cash charge. In the Consolidated Statements of Cash Flows, share-based compensation expense is an adjustment to reconcile net income to cash provided by operating activities. The applicable FASB guidance requires that cash flows resulting from tax deductions in excess of compensation cost recognized be classified as financing cash flows. During 2010, 2009 and 2008, there were no net excess tax benefits generated.

R) Earnings per Share: Basic earnings per share are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share are based on the weighted average number of common shares outstanding during the year adjusted to give effect to common stock equivalents.

The following table sets forth the computation of basic and diluted earnings per share, for the periods indicated:

	Twelve Months Ended December 31,
	2010	2009	2008
Basic and diluted:
Income from continuing operations	$275,795	$304,247	$233,634
Less: Net income attributable to noncontrolling interest	(45,612)	(43,874)	(40,693)
Less: Net income attributable to unvested restricted share grants	(918)	(1,146)	(719)

Income from continuing operations attributable to UHS—basic and diluted	$229,265	$259,227	$192,222
Income from discontinued operations, net of taxes	—	—	6,436

Net income attributable to UHS—basic and diluted	$229,265	$259,227	$198,658

Weighted average number of common shares—basic	96,786	97,794	101,222
Basic earnings per share attributable to UHS:
From continuing operations	$2.37	$2.65	$1.90
From discontinued operations	—	—	0.06

Total basic earnings per share	$2.37	$2.65	$1.96

Weighted average number of common shares	96,786	97,794	101,222
Net effect of dilutive stock options and grants based on the treasury stock method	1,187	481	196

Weighted average number of common shares and equivalents—diluted	97,973	98,275	101,418
Diluted earnings per share attributable to UHS:
From continuing operations	$2.34	$2.64	$1.90
From discontinued operations	—	—	0.06

Total diluted earnings per share	$2.34	$2.64	$1.96

The “Net effect of dilutive stock options and grants based on the treasury stock method”, for all years presented above, excludes certain outstanding stock options applicable to each year since the effect would have been anti-dilutive. The excluded weighted-average stock options totaled 1,000 during 2010, 3.6 million during 2009 and 1.9 million during 2008.

S) Fair Value of Financial Instruments: The fair values of our registered debt and investments are based on quoted market prices. The fair values of other long-term debt, including capital lease obligations, are estimated by discounting cash flows using period-end interest rates and market conditions for instruments with similar maturities and credit quality. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, and short-term borrowings approximates their fair values due to the short-term nature of these instruments. Accordingly, these items have been excluded from the fair value disclosures included elsewhere in these notes to consolidated financial statements.

T) Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

U) Mergers and Acquisitions: The acquisition method of accounting for business combinations requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values with limited exceptions. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets acquired is recorded as goodwill. Transaction costs and costs to restructure the acquired company are expensed as incurred. The fair value of intangible assets, including Medicare Licenses, Certificates of Need, and certain contracts, is based on significant judgments made by our management, and accordingly, for significant items we typically obtain assistance from third party valuation specialists.

V) Accounting Standards:

Transfers of Financial Assets: In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. This amendment requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with them and changes the requirements for derecognizing financial assets. In addition, this amendment eliminates the concept of a qualifying special-purpose entity (“QSPE”). This amendment became effective for us on January 1, 2010. This amendment did not have a material impact on our consolidated financial position or results of operations.

Consolidation of Variable Interest Entities: In June 2009, the FASB also issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities (“VIE”s). The elimination of the concept of a QSPE, as discussed above, removes the exception from applying the consolidation guidance within this amendment. This amendment requires an enterprise to perform a qualitative analysis when determining whether or not it must consolidate a VIE. The amendment also requires an enterprise to continuously reassess whether it must consolidate a VIE. Additionally, the amendment requires enhanced disclosures about an enterprise’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the enterprise’s financial statements. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment became effective for us on January 1, 2010. This amendment did not have a material impact on our consolidated financial position or results of operations.

Presentation of Insurance Claims and Related Insurance Recoveries: In August 2010, the FASB issued Accounting Standard Updates (“ASU”) 2010-24, “Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries,” which clarifies that a health care entity should not net insurance recoveries against a related claim liability. The guidance provided in this ASU is effective for the fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this standard is not expected to have any impact on our consolidated financial position or results of operations.

Measuring Charity Care for Disclosures: In August 2010, the FASB issued ASU 2010-23, “Health Care Entities (Topic 954): Measuring Charity Care for Disclosure,” which prescribes a specific measurement basis of charity care for disclosure. The guidance provided in this ASU is effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have any impact on our consolidated financial position or results of operations.

Fair Value Measurements and Disclosures: The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures about Fair Value Measurements (“ASU 2010-06). ASU 2010-06 affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements under FASB ASC Topic 820, originally issued as FASB Statement No. 157, Fair Value Measurements. This ASU requires certain new disclosures and clarifies two existing disclosure requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.

Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. ASU No. 2010-06 is not expected to have a significant impact on our disclosures.

2) ACQUISITIONS AND DIVESTITURES

Year ended December 31, 2010:

2010 Acquisitions of Assets and Businesses:

During 2010, we spent $1.96 billion and assumed $1.08 billion of debt on the acquisition of businesses and real property, including the following:

•

the acquisition of Psychiatric Solutions, Inc. on November 15, 2010 for a total purchase price of $3.04 billion consisting of $1.96 billion in cash plus the assumption of approximately $1.08 billion of PSI’s debt, the majority of which has since been refinanced. PSI was formerly the largest operator of freestanding inpatient behavioral health care facilities operating a total of 105 inpatient and outpatient facilities in 32 states, Puerto Rico, and the U.S. Virgin Islands, and;

•

the acquisition of substantially all of the assets of an outpatient surgery center located in Florida in which we previously held a 20% minority ownership interest. The purchase price consideration in connection with this transaction, which occurred during the first quarter, consisted of acquisition of the net assets less the assumption of the outstanding liabilities and third-party debt.

The aggregate net purchase price of the facilities was allocated to assets and liabilities based on their preliminary estimated fair values as follows:

Amount (000s)
Working capital, net	$65,000
Assets held for sale	67,000
Property, plant & equipment	940,000
Goodwill	1,896,000
Other assets	132,000
Income tax assets, net of deferred tax liabilities	2,000
Debt	(1,082,000)
Liabilities held for sale	(1,000)
Redeemable noncontrolling interests	(5,000)
Other liabilities	(56,000)

Cash paid in 2010 for acquisitions	$1,958,000

Goodwill of the facilities acquired is computed, pursuant to the residual method, by deducting the fair value of the acquired assets and liabilities from the total purchase price. The factors that contribute to the recognition of goodwill, which may also influence the purchase price, include the following for each of the acquired facilities: (i) the historical cash flows and income levels; (ii) the reputations in their respective markets; (iii) the nature of the respective operations, and; (iv) the future cash flows and income growth projections.

In connection with the receipt of antitrust clearance from the Federal Trade Commission (“FTC”) in connection with our acquisition of PSI in November, 2010, we agreed to divest three former PSI facilities, one of which is located in Delaware (MeadowWood Behavioral Health System) and two of which are located in Nevada (Montevista Hospital and Red Rock Hospital) as well as one of our legacy facilities in Puerto Rico (Hospital San Juan Capestrano). Pursuant to the terms of our agreement with the FTC, we are required to divest the facilities in Delaware and Nevada within approximately six months and the facility in Puerto Rico within approximately nine months from the date the FTC finalizes the agreement. As of the date of this filing, our agreement with the FTC is not final and thus, the time period within which we must divest the facilities has not yet commenced. The operating results for the three former PSI facilities located in Delaware and Nevada are reflected as discontinued operations during 2010 from the November 15th date of acquisition through December 31st. Since the aggregate income from discontinued operations before income tax expense for these facilities is not material to our 2010 consolidated financial statements, it is included as a reduction to other operating expenses. The assets and liabilities for MeadowWood Behavioral Health System, Montevista Hospital, Red Rock Hospital and Hospital San Juan Capestrano are reflected as “held for sale” on our Consolidated Balance Sheet as of December 31, 2010. The assets of facilities held for sale includes $11 million of accounts receivable, $18 million of property and equipment, $89 million of goodwill and $1 million of other assets. The liabilities of facilities held for sale includes $2 million of accounts payable and $2 million of accrued compensation and related benefits.

During 2008, we sold a 125-bed acute care hospital located in Pennsylvania and commenced divestiture considerations for the real property of our four acute care facilities located in Louisiana that were severely damaged and closed during 2005 as a result of damage sustained from Hurricane Katrina. The operating results and gain on divestiture for the facility located in Pennsylvania are reflected as “Income/(loss) from discontinued operations, net of income tax expense” in the Consolidated Statements of Income for 2008.

The following table shows the results of operations of these facilities, on a combined basis, for all facilities reflected as discontinued operations (amounts in thousands):

	Year Ended December 31,
	2010	2009	2008
Net revenues	$4,155	$—	$58,467
Income (loss) from discontinued operations	859	—	(2,996)
Gain on divestiture	—	—	13,413

Income from discontinued operations, before income tax expense	859	—	10,417
Income tax expense	(318)	—	(3,981)

Income from discontinued operations, net of income tax expense	$541	—	$6,436

Assuming the acquisition of PSI occurred on January 1, 2009, our 2009 pro forma net revenues would have been approximately $7.01 billion and our pro forma net income attributable to UHS and pro form net income attributable to UHS per diluted share would have been $211 million and $2.14 per diluted share, respectively. The 2009 pro forma net income attributable to UHS and net income attributable to UHS per diluted share include the after-tax impact of the transaction costs incurred by us in connection with the acquisition of PSI amounting to $79 million or $.81 per diluted share.

Our 2010 pro forma net revenues would have been approximately $7.30 billion and our pro forma net income attributable to UHS and pro forma net income attributable to UHS per diluted share would have been $342 million and $3.47 per diluted share, respectively.

During the period of November 16, 2010 through December 31, 2010, the facilities acquired from PSI generated $227 million of net revenues which are included in our consolidated net revenues for the year ended December 31, 2010. The aggregate effect of the earnings generated by these facilities since the date of acquisition, less the cost on the borrowings utilized to finance the acquisition, was not material to our 2010 net income attributable to UHS and net income attributable to UHS per diluted share.

2010 Divestitures of Assets and Businesses:

During 2010, we received $21 million from the divestiture of assets and businesses, including the following:

•	the sale of our minority ownership interest in a healthcare technology company;

•	the sale of a portion of our ownership interest in an outpatient surgery center located in Texas, and;

•	the sale of the real property of Methodist Hospital located in Louisiana that was severely damaged and closed in 2005 as a result of Hurricane Katrina.

The pre-tax gain, net of losses, resulting from the above-mentioned transactions did not have a material impact on our 2010 financial statements.

Year ended December 31, 2009:

2009 Acquisitions of Assets and Businesses:

During 2009, we spent $12 million on the acquisition of businesses and real property, including the following:

•	the acquisition of a 72-bed behavioral health care facility located in Louisville, Colorado, and;

•	the acquisition of the real property assets of a medical office building located on the campus of one of our acute care hospitals located in Texas.

The aggregate net purchase price of the facilities was allocated to assets and liabilities based on their estimated fair values as follows:

Amount (000s)
Working capital, net	$1,000
Property, plant & equipment	11,000

Cash paid in 2009 for acquisitions	$12,000

Assuming the acquisition of the behavioral health facility located in Colorado occurred on January 1, 2009, the pro forma effect on our 2009 net revenues, income from continuing operations, income from continuing operations per basic and diluted share, net income attributable to UHS and net income attributable to UHS per basic and diluted share was immaterial. Assuming the acquisition occurred on January 1, 2008, the pro forma effect on our 2008 net revenues, income from continuing operations, income from continuing operations per basic and diluted share, net income attributable to UHS and net income attributable to UHS per basic and diluted share was immaterial.

2009 Divestitures of Assets and Businesses:

During 2009, we received $10 million from the divestiture of assets and businesses, including the following:

•	the sale of the real property assets of a medical office building on the campus of a previously divested acute care facility located in Pennsylvania, and;

•	the sale of our ownership interest in an outpatient surgery center

Year ended December 31, 2008:

2008 Acquisitions of Assets and Businesses:

During 2008, we spent $23 million on the acquisition of businesses and real property, including the following:

•	the acquisition of a 76-bed behavioral health facility located in Lawrenceville, Georgia, and;

•	the acquisition of previously leased real property assets of a behavioral health facility located in Nevada.

The aggregate net purchase price of the facilities was allocated to assets and liabilities based on their estimated fair values as follows:

Amount (000s)
Working capital, net	$(1,000)
Property, plant & equipment	13,000
Goodwill	11,000

Cash paid in 2008 for acquisitions	$23,000

Assuming the acquisition of the behavioral health facility located in Georgia occurred on January 1, 2008, the pro forma effect on our 2008 net revenues, income from continuing operations, income from continuing operations per basic and diluted share, net income attributable to UHS and net income attributable to UHS per basic and diluted share was immaterial.

Also during 2008, we spent a combined $2 million to purchase/repurchase minority ownership interests in two outpatient surgery centers. We also received $2 million of net settlement proceeds related to a prior year acquisition.

2008 Divestiture of Assets and Businesses:

During 2008, we received $82 million from the divestiture of assets and businesses, including the following:

•	the sale of the assets and operations of Central Montgomery Medical Center, a 125-bed acute care facility located in Lansdale, Pennsylvania;

•	the sale of our ownership interest in a third-party provider of supply chain services, and;

•	the sale of our ownership interest in an outpatient surgery center and certain other real property assets.

In addition to the $13 million pre-tax gain recording during 2008 on the sale Central Montgomery Medical Center, which is included in income/(loss) from discontinued operations, net of income tax expense, our 2008 income from continuing operations includes a combined pre-tax gain of $8 million from the sale of our ownership interest in a third-party provider of supply chain services and the sale our ownership interest in an outpatient surgery center and certain other real property assets.

3) FINANCIAL INSTRUMENTS

Fair Value Hedges:

During 2010, 2009, and 2008, we had no fair value hedges outstanding.

Cash Flow Hedges:

Our interest expense is sensitive to changes in the general level of interest rates. To mitigate the impact of fluctuations in domestic interest rates, a portion of our debt is fixed rate accomplished by either borrowing on a long-term basis at fixed rates or by, from time to time, entering into interest rate swap and interest rate cap transactions. Interest rate swap agreements require us to pay fixed and receive floating interest rates or to pay floating and receive fixed interest rates over the life of the agreements. Interest rate caps provide for us to receive a payment for each quarter the 3-month LIBOR exceeds a given strike price. We may also, from time to time, enter into treasury locks (“T-Locks”) to protect from a rise in the yield of the underlying treasury security for a forecasted bond issuance.

Effective January 1, 2009, we adopted the authoritative guidance for disclosures in connection with derivative instruments and hedging activities which requires additional disclosure about a company’s derivative activities, but does not require any new accounting related to derivative activities. We have applied the requirements of the guidance on a prospective basis. Accordingly, disclosures related to interim periods prior to the date of adoption have not been presented.

During the fourth quarter of 2010, we entered into three interest rate caps on a total notional amount of $1 billion whereby we paid a premium of $240,000 in exchange for the counterparties agreeing to pay the difference between 2.25% and three-month LIBOR if the 3 month LIBOR rate rises above 2.25% during the term of the caps. If the three month LIBOR does not reach 2.25% during the term of the caps, no payment is made to us. All of the caps expire on December 15, 2011. We also entered into four forward starting interest rate swaps in the fourth quarter of 2010 whereby we pay a fixed rate on a total notional amount of $600 million and receive 3-month LIBOR. Each of the four swaps become effective on December 15, 2011 and will mature on May 15, 2015. The average fixed rate payable on these swaps is 2.38%.

During the fourth quarter of 2007, we entered into two interest rate swaps whereby we pay a fixed rate on a total notional principal amount of $150 million and receive 3-month LIBOR. Each of the two interest rate swaps has a notional principal amount of $75 million. The fixed rate payable on the first interest rate swap is 4.7625% and matures on October 5, 2012. The fixed rate payable on the second interest rate swap is 4.865% and the maturity date is October, 17, 2011. The notional amount of the second interest rate swap reduced to $50 million on October 18, 2010. We measure our interest rate swaps at fair value on a recurring basis. The fair value of our interest rate swaps is based primarily on quotes from banks. We consider those inputs to be “level 3” in the fair value hierarchy as outlined in the authoritative guidance for disclosures in connection with derivative instruments and hedging activities. The fair value of our interest rate swaps was a liability of $10 million at December 31, 2010, of which $2 million is included in other current liabilities and $8 million is included in other noncurrent liabilities on the accompanying balance sheet. The fair value of our interest rate swaps was $12 million as of December 31, 2009 which is included in other noncurrent liabilities.

4) LONG-TERM DEBT

A summary of long-term debt follows:

	December 31,
	2010	2009
	(amounts in thousands)
Long-term debt:
Notes payable and Mortgages payable (including obligations under capitalized leases of $11,962 in 2010 and $6,959 in 2009) and term loans with varying maturities through 2038; weighted average interest at 6.5% in 2010 and 6.3% in 2009 (see Note 7 regarding capitalized leases)	$49,355	$13,324
Revolving credit and demand notes	187,500	329,200
Term Loan A, net of unamortized discount of $7,678	1,042,322	—
Term Loan B, net of unamortized discount of $23,500	1,576,500	—
Revenue bonds, interest at floating rates of 0.3% at December 31, 2010 and 2009, respectively, with varying maturities through 2015	5,300	5,300
Accounts receivable securitization program	204,000	10,000
6.75% Senior Secured Notes due 2011, net of the unamortized discount of $9 in 2010 and $19 in 2009, and fair market value adjustment of $559 in 2010 and $1,169 in 2009.	200,550	201,150
7.125% Senior Secured Notes due 2016, including unamortized net premium of $24 in 2010 and $28 in 2009	400,024	400,028
7.00% Senior Unsecured Notes due 2018	250,000	—

	3,915,551	959,002
Less-Amounts due within one year	(3,449)	(2,573)

	$3,912,102	$956,429

On November 15, 2010, we terminated our credit agreement dated March 4, 2005 (the “Prior Credit Agreement”). The Prior Credit Agreement provided for an unsecured revolving line of credit of up to $800 million including a $100 sublimit for letters of credit. The interest rate on borrowings was determined, at our option, as either (i) the LIBOR plus a spread of 0.33% to 0.575% or (ii) at the higher of the prime rate or the federal funds rate plus 0.5%. A facility fee ranging from 0.07% to .175% based on our credit ratings from Standard & Poor’s Rating Services and Moody’s Investors Services, Inc. was required on the total commitment.

Also, on November 15, 2010, we entered into a new credit agreement (the “Credit Agreement”) with various financial institutions. The Credit Agreement provides for a senior secured credit facility in an aggregate amount of $3.45 billion, comprised of a new $800 million revolving credit facility, a $1.05 billion Term Loan A facility and a $1.6 billion Term Loan B facility. The revolving credit facility and the Term Loan A mature on November 15, 2015 and the Term Loan B matures on November 16, 2016. The revolving credit facility includes a $125 million sub-limit for letters of credit. The senior secured credit facility is secured by substantially all of the assets of the Company and our material subsidiaries (the “Collateral”) and guaranteed by our material subsidiaries.

Borrowings made pursuant to the Credit Agreement will bear interest at a rate per annum equal to, at our election, (1) at the greatest of: (a) the lender’s prime rate; (b) the weighted average of the federal funds rate, plus 0.5%, and; (c) one month LIBOR plus 1%, in each case, plus an applicable margin which ranges from 1.50% to 3.00%, initially 2.25%, 2.25% and 3.00% for the revolving credit facility, the Term Loan A facility and the Term Loan B facility, respectively, or: (2) one, two, three, or six month LIBOR (at our election), plus an applicable margin ranging from 2.5% to 4.0% initially 3.25%, 3.25% and 4.00% for the revolving credit facility, the Term Loan A facility and the Term Loan B facility, respectively. At no time shall the LIBOR rate used to determine the rate on a tranche B Term Loan be deemed to be less than 1.50%. A commitment fee ranging from .25% to .50% is required on the unused commitment. At December 31, 2010 the applicable commitment fee was .50%. Commencing with the quarter ending June 30, 2011 the applicable margins for the Term Loan A facility and the revolving credit facility are subject to increase or decrease based upon our consolidated leverage ratio or upon our credit ratings from Standard & Poor’s Rating Services and Moody’s Investor Services Inc. at such time. There are no compensating balance requirements.

In October, 2010, we amended our accounts receivable securitization program (“Securitization”) with a group of conduit lenders and liquidity banks. We increased the size of the Securitization to $240 million (the “Commitments”), from $200 million, and extended the maturity date to October 25, 2013. Substantially all of the patient-related accounts receivable of our acute care hospitals (“Receivables”) serve as collateral for the outstanding borrowings. The interest rate on the borrowings is based on the commercial paper rate plus a spread of .475% and there is a facility fee of .375% required on 102% on the Commitments. We have accounted for this Securitization as borrowings. We maintain effective control over the Receivables since, pursuant to the terms of the Securitization; the Receivables are sold from certain of our subsidiaries to special purpose entities that are wholly-owned by us. The Receivables, however, are owned by the special purpose entities, can be used only to satisfy the debts of the wholly-owned special purpose entities, and thus are not available to us except through our ownership interest in the special purpose entities. The wholly-owned special purpose entities use the Receivables to collateralize the loans obtained from the group of third-party conduit lenders and liquidity banks. The group of third-party conduit lenders and liquidity banks do not have recourse to us beyond the assets of the wholly-owned special purpose entities that securitize the loans. We had $204 million of outstanding borrowings pursuant to the terms of our accounts receivable securitization program.

As of December 31, 2010, we had $3 million of outstanding borrowings under a short-term, on-demand credit facility. Outstanding borrowings pursuant to this facility are classified as long-term debt on our Consolidated Balance Sheet since they can be refinanced through available borrowings under the terms of our Credit Agreement.

As of December 31, 2010, we had an aggregate of $577 million of available borrowing capacity pursuant to the terms of our Credit Agreement and Securitization, net of $71 million of outstanding letters of credit and $3 million of outstanding borrowings pursuant to the short-term, on-demand note.

On November 15, 2010, in connection with our acquisition of PSI, we assumed $1.08 billion of PSI’s outstanding debt. As of December 15, 2010, $1.05 billion of PSI’s outstanding borrowings, in addition to $29 million of call premiums and original issue discounts related to PSI’s senior subordinated notes, was repaid utilizing funds borrowed under our Credit Agreement. In connection with PSI’s 7.75% senior subordinated notes due in 2015 (“PSI Notes”), we provided notice of redemption of all the PSI Notes and irrevocably deposited $632 million (the redemption price plus interest through December 15, 2010) with the trustee on November 15, 2010 thereby satisfying and discharging our obligations under the PSI Notes.

On September 29, 2010, we issued $250 million of 7.00% senior unsecured notes (the “Unsecured Notes”) which are scheduled to mature on October 1, 2018. The funds generated from this debt issuance were held in escrow until the November 15, 2010 completion date of the PSI acquisition. Interest on the Unsecured Notes is payable semiannually in arrears on April 1st and October 1st of each year. The Unsecured Notes can be redeemed in whole at anytime subject to a make-whole call at treasury rate plus 50 basis points prior to October 1, 2014. They are also redeemable in whole or in part at a price of: (i) 103.5% on or after October 1, 2014; (ii) 101.75% on or after October 1, 2015, and; (iii) 100% on or after October 1, 2016.

On June 30, 2006, we issued $250 million of senior notes which have a 7.125% coupon rate and mature on June 30, 2016 (the “7.125% Notes”). Interest on the 7.125% Notes is payable semiannually in arrears on June 30th and December 30th of each year. In June, 2008, we issued an additional $150 million of 7.125% Notes which formed a single series with the original 7.125% Notes issued in June, 2006. Other than their date of issuance and initial price to the public, the terms of the 7.125% Notes issued in June, 2008 are identical to and trade interchangeably with, the 7.125% Notes which were originally issued in June, 2006.

During 2001, we issued $200 million of senior notes which have a 6.75% coupon rate and which mature on November 15, 2011 (the “6.75% Notes”). The interest on the 6.75% Notes is paid semiannually in arrears on May 15th and November 15th of each year. The 6.75% Notes can be redeemed in whole at any time and in part from time to time. Since we expect to have the borrowing capacity, and intend to refinance the 6.75% Notes upon their maturity in November, 2011 utilizing borrowings under our Credit Agreement, they are classified as long-term debt on our Consolidated Balance Sheet as of December 31, 2010.

In connection with the entering into of the Credit Agreement on November 15, 2010, and in accordance with the Indenture dated January 20, 2000 governing the rights of our existing notes, we entered into a supplemental indenture pursuant to which our 7.125% Notes (due in 2015) and our 6.75% Notes (due in 2011) will be equally and ratably secured with the lenders under the Credit Agreement with respect to the collateral for so long as the lenders under the Credit Agreement are so secured.

The average amounts outstanding during 2010, 2009, and 2008 are under the Credit Agreement, Prior Credit Agreement, demand notes and accounts receivable securitization program were $610 million, $287 million and $431 million, respectively, with corresponding interest rates of 3.4%, 1.7%, and 3.9% including commitment and facility fees. The maximum amounts outstanding at any month-end were $3.11 billion in 2010, $356 million in 2009, and $566 million in 2008. The effective interest rate on our Credit Agreement, accounts receivable securitization program and demand notes, which includes the respective interest expense, commitment and facility fees, designated interest rate swaps expense and amortization of deferred financing costs and original issue discounts, was 5.0% in 2010, 3.9% in 2009, and 4.5% in 2008.

Our Credit Agreement includes a material adverse change clause that must be represented at each draw. The Credit Agreement includes covenants that include (1) a limitation on sales of assets, mergers, change of ownership, liens and indebtedness, transactions with affiliates and dividends; and (2) requires compliance financial covenants including maximum leverage and minimum interest coverage ratios. We are in compliance with all required covenants as of December 31, 2010.

The fair value of our long-term debt at December 31, 2010 and 2009 was $3.96 billion and $1.02 billion respectively.

Aggregate maturities follow:

(000s)
2011	$3,449
2012	2,678
2013	206,693
2014	4,942
2015	1,436,483
Later	2,261,306

Total	$3,915,551

5) COMMON STOCK

In November, 2009, we declared a two-for-one stock split in the form of a 100% stock dividend which was paid on December 15, 2009 to shareholders of record as of December 1, 2009. All classes of common stock participated on a pro rata basis and, as required, references to share quantities, share prices and earnings per share for all periods presented or discussed have been adjusted to reflect the two-for-one stock split.

Dividends

Cash dividends of $.20 per share ($19 million in the aggregate) was declared and paid during 2010, $.17 per share ($17 million in the aggregate) were declared and paid during 2009 and $.16 per share ($16 million in the aggregate) were declared and paid during 2008.

Stock Repurchase Programs

During 1999, 2004, 2005, 2006 and 2007, our Board of Directors approved stock repurchase programs authorizing us to purchase up to an aggregate of 43 million shares of our outstanding Class B Common Stock on the open market at prevailing market prices or in negotiated transactions off the market. There is no expiration date for our stock repurchase programs. The following schedule provides information related to our stock repurchase programs for each of the three years ended December 31, 2010:

	Additional Shares Authorized For Repurchase	Total number of shares purchased(a)	Average price paid per share for forfeited restricted shares	Total number of shares purchased as part of publicly announced programs	Average price paid per share for shares purchased as part of publicly announced program	Aggregate purchase price paid (in thousands)	Maximum number of shares that may yet be purchased under the program
Balance as of January 1, 2008							11,250,184
2008	—	6,587,136	$0.01	6,536,636	$22.86	$149,404	4,713,548
2009	—	2,574,209	$0.01	2,561,209	$24.71	$63,288	2,152,339
2010	—	301,933	$0.01	293,933	$39.22	$11,528	1,858,406

Total for three year period ended December 31, 2010	—	9,463,278	$0.01	9,391,778	$23.87	$224,220

(a)	Includes 8,000 during 2010, 13,000 during 2009 and 50,500 during 2008 of restricted shares that were forfeited by former employees pursuant to the terms of our restricted stock purchase plan.

Stock-based Compensation Plans

At December 31, 2010, we have a number of stock-based employee compensation plans. Pursuant to the FASB’s guidance, we expense the grant-date fair value of stock options and other equity-based compensation pursuant to the straight-line method over the stated vesting period of the award using the Black-Scholes option-pricing model.

The expense associated with share-based compensation arrangements is a non-cash charge. In the Consolidated Statements of Cash Flows, share-based compensation expense is an adjustment to reconcile net income to cash provided by operating activities. The applicable FASB guidance requires that cash flows resulting from tax deductions in excess of compensation cost recognized be classified as financing cash flows. During 2010, 2009 and 2008, there were no net excess tax benefits generated.

Compensation costs related to outstanding stock options were recognized as follows: (i) a pre-tax charge of $13.3 million ($8.3 million after-tax) or $.08 per diluted share during 2010; (ii) $9.9 million ($6.2 million after-tax) or $.06 per diluted share during 2009, and; (iii) a pre-tax charge of $10.4 million ($6.4 million after-tax) or $.06 per diluted share during 2008. In addition, during the years ended 2010, 2009 and 2008, compensation costs of $3.1 million ($2.0 million after-tax), $2.8 million ($1.8 million after-tax) and $3.4 million ($2.1 million after-tax), respectively, were recognized related to restricted stock.

We adopted the 2005 Stock Incentive Plan, as amended in 2008, (the “Stock Incentive Plan”) which replaced our Amended and Restated 1992 Stock Option Plan which expired in July of 2005. An aggregate of fourteen million shares of Class B Common Stock has been reserved under the Stock Incentive Plan. There were 94,000, 2,499,750 and 2,665,500 stock options, net of cancellations, granted during 2010, 2009 and 2008, respectively. The per option weighted-average grant-date fair value of options granted during 2010, 2009, and 2008 was $7.84, $7.93 and $3.08, respectively. Stock options to purchase Class B Common Stock have been granted to our officers, key employees and directors under our above referenced stock option plans. All stock options were granted with an exercise price equal to the fair market value on the date of the grant. Options are exercisable ratably over a four-year period beginning one year after the date of the grant. All outstanding options expire five years after the date of the grant.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions derived from averaging the number of options granted during the most recent five-year period that were granted or have vestings after January 1, 2006. The 2008 weighted-average assumptions were based upon twenty-two option grants, the 2009 weighted-average assumptions were based upon nineteen option grants and the 2010 weighted-average assumptions were based upon seventeen option grants.

Year Ended December 31,	2010	2009	2008
Volatility	27%	28%	28%
Interest rate	3%	3%	3%
Expected life (years)	3.6	3.6	3.6
Forfeiture rate	10%	10%	10%
Dividend yield	0.7%	0.7%	0.7%

The risk-free rate is based on the U.S. Treasury zero coupon four year yield in effect at the time of grant. The expected life of the stock options granted was estimated using the historical behavior of employees. Expected volatility was based on historical volatility for a period equal to the stock option’s expected life. Expected dividend yield is based on our actual dividend yield at the time of grant.

The table below summarizes our stock option activity during each of the last three years:

Outstanding Options	Number of Shares	Average Option Price	Range (High-Low)
Balance, January 1, 2008	6,360,950	$25.94	$29.89 -$19.25
Granted	2,890,000	$16.50	$31.70 -$16.22
Exercised	(760,674)	$24.76	$29.89 -$19.25
Cancelled	(373,950)	$26.22	$29.26 -$22.57

Balance, January 1, 2009	8,116,326	$22.68	$31.70 -$16.22
Granted	2,635,000	$31.18	$31.18 -$31.18
Exercised	(1,582,376)	$23.71	$29.89 -$16.22
Cancelled	(366,500)	$22.84	$29.89 -$16.22

Balance, January 1, 2010	8,802,450	$25.03	$31.70 -$16.22
Granted	94,000	$30.40	$32.28 -$30.32
Exercised	(2,000,250)	$24.87	$31.70 -$16.22
Cancelled	(301,250)	$24.91	$31.18 -$16.22

Balance, December 31, 2010	6,594,950	$25.16	$32.28 -$16.22

Outstanding options vested and exercisable as of December 31, 2010	2,795,700	$25.11	$31.18 -$16.22

The following table provides information about unvested options for the year December 31, 2010:

	Shares	Weighted Average Grant Date Fair Value
Unvested options as of January 1, 2010	6,345,500	$5.75
Granted	94,000	$7.84
Vested	(2,344,500)	$5.74
Cancelled	(295,750)	$5.69

Unvested options as of December 31, 2010	3,799,250	$5.80

The following table provides information about all outstanding options, and exercisable options, at December 31, 2010:

	Options Outstanding	Options Exercisable
Number	6,594,950	2,795,700
Weighted average exercise price	$25.16	$25.11
Aggregate intrinsic value as of December 31, 2010	$120,440,108	$51,193,866
Weighted average remaining contractual life	2.8	2.1

The total in-the-money value of all stock options exercised during the year ended December 31, 2010 was $26.8 million.

The weighted average remaining contractual life for options outstanding and weighted average exercise price per share for exercisable options at December 31, 2010 were as follows:

	Options Outstanding			Exercisable Options		Expected to Vest Options(a)
Exercise Price	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in Years)	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
$16.22 – $24.45	3,277,450	$19.63	2.5	1,484,700	$20.81	1,607,021	$18.66
$25.32 – $29.26	826,000	29.02	0.8	780,750	29.17	40,562	26.46
$29.60 – $32.28	2,491,500	31.14	3.9	530,250	31.17	1,758,065	31.14

Total	6,594,950	$25.16	2.8	2,795,700	$25.11	3,405,648	$25.19

(a)	Assumes a weighted average forfeiture rate of 10.36%.

In addition to the Stock Incentive Plan, we have the following stock incentive and purchase plans: (i) the 2010 Employees’ Restricted Stock Purchase Plan (“2010 Plan”), which replaced the Second Amended and Restated 2001 Employees’ Restricted Stock Purchase Plan (“2001 Plan”), which allows eligible participants to purchase shares of Class B Common Stock at par value, subject to certain restrictions, and; (ii) a 2005 Employee Stock Purchase Plan which allows eligible employees to purchase shares of Class B Common Stock at a ten percent discount. There were 94,955, 138,870 and 117,914 shares issued pursuant to the Employee Stock Purchase Plan during 2010, 2009 and 2008, respectively. Compensation expense recorded in connection with this plan was $339,000, $316,000 and $328,000 during 2010, 2009 and 2008, respectively.

We have reserved 6.0 million shares of Class B Common Stock for issuance under these various plans (excluding terminated plans) and have issued approximately 600,000 shares, net of cancellations, pursuant to the terms of these plans (excluding terminated plans) as of December 31, 2010.

The 2001 Plan, as described above, expired in March, 2010. Under this plan, we had 2.4 million shares of Class B Common Stock reserved for issuance and have issued approximately 1.2 million shares, net of cancellations, pursuant to the terms of this plan as of December 31, 2010, of which 313,770 became fully vested during 2010, 31,638 became fully vested during 2009 and 296,400 became fully vested during 2008.

During the first quarter of 2010, pursuant to the 2001 Plan and prior to its expiration, the Compensation Committee of the Board of Directors (the “Committee”) approved the issuance of 49,472 restricted shares of our Class B Common Stock at $30.32 per share ($1.5 million in the aggregate) to our Chief Executive Officer (“CEO”) and Chairman of the Board. These shares, which were issued pursuant to a provision in our CEO’s employment agreement, are scheduled to vest ratably on the first, second, third and fourth anniversary dates of the grant, assuming our CEO remains employed by us. In the event that our CEO’s employment is terminated by reason of disability, death, without proper cause or due to breach of the CEO’s employment agreement by us, the vesting of these awards will occur immediately. In connection with this grant, we recorded compensation expense of $355,000 during 2010 and the remaining expense associated with this award (estimated at $1.1 million as of December 31, 2010) will be recorded over the remaining vesting periods of the award.

During the first quarter of 2009, pursuant to the 2001 Plan, the Committee approved the issuance of 109,850 restricted shares of our Class B Common Stock at $20.26 per share ($2.2 million in the aggregate) to our CEO. These shares are scheduled to vest ratably on the first, second, third and fourth anniversary dates of the grant and are subject to the same conditions and terms as mentioned above in connection with the grant of restricted shares during the first quarter of 2010. 27,463 of these shares became fully vested in 2010. In connection with this grant, we recorded compensation expense of $556,000 during 2010 and $482,000 during 2009 and the remaining expense associated with this award (estimated at $1.2 million as of December 31, 2010) will be recorded over the remaining vesting periods of the award.

During the first quarter of 2008, pursuant to the 2001 Plan, the Committee approved the issuance of 62,190 restricted shares of our Class B Common Stock at $24.12 per share ($1.5 million in the aggregate) to our CEO. These shares are scheduled to vest ratably on the first, second, third and fourth anniversary dates of the grant and are subject to the same conditions and terms as mentioned above in connection with the grant of restricted shares during the first quarter of 2010. 15,548 of these shares became fully vested in each of 2010 and 2009. In connection with this grant, we recorded compensation expense of $375,000 during each of 2010 and 2009 and $360,000 during 2008 and the remaining expense associated with this award (estimated at $390,000 as of December 31, 2010) will be recorded over the remaining vesting periods of the award.

During the fourth quarter of 2007, pursuant to the 2001 Plan, the Committee approved the issuance of 61,362 restricted shares of our Class B Common Stock at $24.45 per share ($1.5 million in the aggregate) to our CEO. These shares are scheduled to vest ratably on the first, second, third and fourth anniversary dates of the grant and are subject to the same conditions and terms as mentioned above in connection with the grant of restricted shares during the first quarter of 2010. 15,341 of these shares became fully vested in 2010 and 15,340 of these shares became fully vested in each of 2009 and 2008. In connection with this grant, we recorded compensation expense of $375,000 during each of 2010, 2009 and 2008. The remaining expense associated with this award (estimated at $333,000 as of December 31, 2010) will be recorded over the remaining vesting periods of the award.

Additionally, during 2007, pursuant to the 2001 Plan, the Committee approved the issuance of 22,250 restricted shares of our Class B Common stock at a weighted average of $29.62 per share ($659,000 in the aggregate) to various employees. These shares have various vesting schedules. We recorded compensation expense of $135,000 during each of 2010, 2009 and 2008, in connection with these grants and the remaining expense associated with these awards (estimated at $162,000 as of December 31, 2010) will be recorded over the remaining vesting periods of the awards, assuming the recipients remain employed by us.

During the fourth quarter of 2006, pursuant to the 2001 Plan, the Committee approved the issuance of 247,000 restricted shares (net of cancellations) of our Class B Common Stock at $25.71 per share ($6.4 million in the aggregate) to various officers and employees. These shares became fully vested in November, 2010. In connection with this grant, we recorded compensation expense of $1.3 million, $1.5 million and $1.4 million during 2010, 2009 and 2008, respectively.

At December 31, 2010, 23,588,743 shares of Class B Common Stock were reserved for issuance upon conversion of shares of Class A, C and D Common Stock outstanding, for issuance upon exercise of options to purchase Class B Common Stock and for issuance of stock under other incentive plans. Class A, C and D Common Stock are convertible on a share for share basis into Class B Common Stock.

In connection with the long-term incentive plans described above, we recorded compensation expense of $3.5 million in 2010, $3.2 million in 2009 and $3.7 million in 2008. Including the stock option related compensation expense recorded pursuant to 123R, of $13.3 million in 2010, $9.9 million in 2009 and $10.4 million in 2008, we recorded a total stock compensation expense of $16.8 million in 2010, $13.1 million in 2009 and $14.1 million in 2008.

6) INCOME TAXES

Components of income tax expense/(benefit) from continuing operations are as follows (amounts in thousands):

	Year Ended December 31,
	2010	2009	2008
Current
Federal	$129,394	$147,653	$126,222
Foreign	2,555	—	—
State	17,975	21,413	22,230

	$149,924	$169,066	$148,452
Deferred
Federal and foreign	2,102	1,669	(22,814)
State	276	(260)	(2,260)

	2,378	1,409	(25,074)

Total	$152,302	$170,475	$123,378

Deferred taxes are required to be classified based on the financial statement classification of the related assets and liabilities which give rise to temporary differences. Deferred taxes result from temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The components of deferred taxes are as follows (amounts in thousands):

	Year Ended December 31,
	2010	2009
Deferred income tax assets:
Self-insurance reserves	$121,249	$110,829
Compensation accruals	53,855	22,910
State net operating loss carryforwards and other state deferred tax assets	46,338	27,357
Other currently non-deductible accrued liabilities	19,016	18,378
Net pension liability—OCI only	9,268	9,549
Doubtful accounts and other reserves	31,046	4,142
Other combined items—OCI only	3,196	3,599

	$283,968	$196,764
Less: Valuation Allowance	$(32,352)	$(23,084)

Net deferred income tax assets:	$251,616	$173,680
Deferred income tax liabilities:
Depreciable and amortizable assets	$(299,566)	$(178,146)
Other deferred tax liabilities	(4,570)	(4,289)

Net deferred income tax assets (liabilities)	$(52,520)	$(8,755)

Increases in deferred tax assets relating to self-insurance reserves, compensation related accruals, allowance for uncollectible patient accounts, and net operating losses and capital loss carryforwards as well as increases in deferred tax liabilities relating to depreciable and separately identifiable intangible assets primarily reflect the impact of deferred taxes recorded in conjunction with the acquisition of Psychiatric Solutions, Inc.

The effective tax rates, as calculated by dividing the provision for income taxes by income from continuing operations before income taxes, were as follows for each of the years ended December 31, 2010, 2009 and 2008 (dollar amounts in thousands):

	2010	2009	2008
Provision for income taxes	$152,302	$170,475	$123,378
Income from continuing operations before income taxes	428,097	474,722	357,012

Effective tax rate	35.6%	35.9%	34.6%

The effective tax rates, as calculated by dividing the provision for income taxes by the difference in income from continuing operations before income taxes, minus income from continuing operations attributable to noncontrolling interests, were as follows for each of the years ended December 31, 2010, 2009 and 2008 (dollar amounts in thousands):

	2010	2009	2008
Provision for income taxes	$152,302	$170,475	$123,378
Income from continuing operations before income taxes	428,097	474,722	357,012
Less: Net income attributable to noncontrolling interests	(45,612)	(43,874)	(40,693)

Income from continuing operations before income taxes and after net income attributable to noncontrolling interests	382,485	430,848	316,319

Effective tax rate	39.8%	39.6%	39.0%

Impacting the effective tax rates during 2010 were the following items: (i) $5 million unfavorable discrete tax item recorded to adjust the non-deductible portion of certain transaction costs incurred during 2010 in connection with our acquisition of PSI; (ii) a $4 million unfavorable discrete tax item recorded to adjust for the non-deductible, $9 million charge incurred from split-dollar life insurance agreements entered into during 2010 on the lives of our chief executive officer and his wife, partially offset by; (iii) a $4 million favorable discrete tax item recorded during 2010 to adjust the estimated non-deductible portion of the previously disclosed South Texas Health System settlement with the government based upon the final agreement. Impacting the effective tax rates during 2009 was a $4 million unfavorable discrete tax item related to the estimated non-deductible portion of the South Texas Health System settlement.

A reconciliation between the federal statutory rate and the effective tax rate on continuing operations is as follows:

	Year Ended December 31,
	2010	2009	2008
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal income tax benefit	3.1	3.2	4.1
Nondeductible transaction costs	1.3	—	—
Other items	0.4	1.4	(0.1)
Impact of noncontrolling interest	(4.2)	(3.7)	(4.4)

Effective tax rate	35.6	35.9	34.6
Impact of noncontrolling interest	4.2	3.7	4.4

Effective tax rate, including noncontrolling interest	39.8%	39.6%	39.0%

Included in “Other current assets” on our Consolidated Balance Sheet are prepaid federal and state income taxes amounting to $51.2 million and $555,000 as of December 31, 2010 and 2009, respectively.

The net deferred tax assets and liabilities are comprised as follows (amounts in thousands):

	Year Ended December 31,
	2010	2009
Current deferred taxes
Assets	$123,362	$53,584
Liabilities	(2,528)	(2,248)

Total deferred taxes-current	$120,834	$51,336

Noncurrent deferred taxes
Assets	$128,254	$120,096
Liabilities	(301,608)	(180,187)

Total deferred taxes-noncurrent	(173,354)	(60,091)

Total deferred tax assets (liabilities)	$(52,520)	$(8,755)

The assets and liabilities classified as current relate primarily to the allowance for uncollectible patient accounts, compensation-related accruals and the current portion of the temporary differences related to self- insurance reserves. At December 31, 2010, state net operating loss carryforwards (expiring in years 2011 through 2030), and credit carryforwards available to offset future taxable income approximated $662 million, representing approximately $33.3 million in deferred state tax benefit (net of the federal benefit). At December 31, 2010 related to the acquisition of Psychiatric Solutions, Inc., there were federal net operating losses of $3.3 million expiring in 2022 representing approximately $1.1 million in deferred federal tax benefits, federal and state capital loss carryforwards of $9.0 million expiring in 2014 representing approximately $3.4 million in deferred federal and state tax benefit, and foreign net operating loss carryforwards of approximately $10.6 million expiring through 2017 representing approximately $4.5 million in deferred foreign tax benefit.

A valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Based on available evidence, it is more likely than not that certain of our state tax benefits will not be realized, therefore, valuation allowances of $27.8 million and $23.1 million have been reflected as of

December 31, 2010 and 2009, respectively. During 2010, the valuation allowance on these state tax benefits increased by $3.1 million due to additional net operating losses incurred and an increase of $1.6 million due to Psychiatric Solutions, Inc. In addition, there was a $4.5 million increase in the valuation allowance related to foreign net operating losses due to Psychiatric Solutions, Inc.

We adopted the provisions of Accounting for Uncertainty in Income Taxes effective January 1, 2007. During 2010 and 2009, the estimated liabilities for uncertain tax positions (including accrued interest and penalties) were increased in the amount of approximately $3.2 million and $2.0 million, respectively, due to tax positions taken in the current and prior years. The increase in 2010 is primarily attributable to tax positions taken by Psychiatric Solutions, Inc. on pre-acquisition tax return years. Also during 2010, the estimated liabilities for uncertain tax positions (including accrued interest and penalties) were reduced due to the lapse of the statute of limitations resulting in a net income tax benefit of approximately $1 million. The balance at December 31, 2010 and 2009, if subsequently recognized, that would favorably affect the effective tax rate and the provision for income taxes is approximately $5 million and $4 million, respectively.

We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of December 31, 2010 and 2009, we have approximately $1 million of accrued interest and penalties. The U.S. federal statute of limitations remains open for the 2007 and subsequent years. Foreign and U.S. state and local jurisdictions have statutes of limitations generally ranging for 3 to 4 years. The statute of limitations on certain jurisdictions could expire within the next twelve months. It is reasonably possible that the amount of unrecognized tax benefits will change during the next 12 months however it is anticipated that any such change, if it were to occur, would not have a material impact on our results of operations.

The tabular reconciliation of unrecognized tax benefits for the years ended December 31, 2010, 2009 and 2008 is as follows (amounts in thousands).

	As of December 31,
	2010	2009	2008
Balance at January 1,	$5,754	$3,759	$2,450
Gross amount of increase and decrease in unrecognized tax benefits as a result of tax positions taken in the prior years	2,076	1,245	1,641
Gross amount of increase and decrease in unrecognized tax benefits as a result of tax positions taken in the current year	1,219	750	750
Amount of decrease in unrecognized tax benefits as a result of settlement	(219)	—	—
Amount of decrease in unrecognized tax benefits as a lapse in statute	(907)	—	(1,082)

Balance at December 31,	$7,923	$5,754	$3,759

7) LEASE COMMITMENTS

Certain of our hospital facilities are held under operating leases with Universal Health Realty Income Trust with terms expiring in 2011 through 2014 (see Note 9). Certain of these leases also contain provisions allowing us to purchase the leased assets during the term or at the expiration of the lease at fair market value. We also lease the real property of certain facilities acquired by us in connection with the acquisition of PSI in November, 2010.

A summary of property under capital lease follows (amounts in thousands):

	As of December 31,
	2010	2009
Land, buildings and equipment	$38,712	$40,499
Less: accumulated amortization	(35,627)	(40,096)

	$3,085	$403

Future minimum rental payments under lease commitments with a term of more than one year as of December 31, 2010, are as follows (amounts in thousands):

Year	Capital Leases	Operating Leases
	(000s)
2011	$2,668	$65,549
2012	2,464	39,038
2013	2,310	24,957
2014	1,316	16,284
2015	1,224	10,894
Later Years	7,338	39,036

Total minimum rental	$17,320	$195,758

Less: Amount representing interest	(5,358)

Present value of minimum rental commitments	11,962
Less: Current portion of capital lease obligations	(1,874)

Long-term portion of capital lease obligations	$10,088

In the ordinary course of business, our facilities routinely lease equipment pursuant to month-to-month lease arrangements that will likely result in future lease & rental expense in excess of the amounts indicated above. Capital lease obligations of $7.1 million in 2010, $700,000 in 2009 and $3.4 million in 2008 were incurred when we assumed capital lease obligations upon the acquisition of facilities or entered into capital leases for new equipment.

8) COMMITMENTS AND CONTINGENCIES

Professional and General Liability Claims and Property Insurance

Professional and General Liability

Effective January 1, 2008, most of our subsidiaries became self-insured for professional and general liability exposure up to $10 million per occurrence (as compared to $20 million per occurrence prior to 2008). Prior to our acquisition of PSI in November, 2010, our subsidiaries purchased several excess policies through commercial insurance carriers which provide for coverage in excess of $10 million up to $200 million per occurrence and in the aggregate. However, we are liable for 10% of the claims paid pursuant to the commercially insured coverage in excess of $10 million up to $60 million per occurrence and in the aggregate.

Prior to our acquisition in November, 2010, the PSI facilities were commercially insured for professional and general liability insurance claims in excess of a $3 million self-insured retention to a limit of $75 million. PSI utilized its captive insurance company to manage the self-insured retention and that captive insurance company remains in place after our acquisition of PSI.

Since our acquisition of PSI on November 15, 2010, the former PSI subsidiaries are self-insured for professional and general liability exposure up to $3 million per occurrence and our legacy subsidiaries (which are not former PSI subsidiaries) are self-insured for professional and general liability exposure up to $10 million per occurrence. Effective November, 2010, our subsidiaries (including the former PSI subsidiaries) were provided with several excess policies through commercial insurance carriers which provide for coverage in excess of the applicable per occurrence self-insured retention (either $3 million or $10 million) up to $200 million per occurrence and in the aggregate. We remain liable for 10% of the claims paid pursuant to the commercially insured coverage in excess of $10 million up to $60 million per occurrence and in the aggregate.

Our estimated liability for self-insured professional and general liability claims is based on a number of factors including, among other things, the number of asserted claims and reported incidents, estimates of losses for these claims based on recent and historical settlement amounts, estimate of incurred but not reported claims based on historical experience, and estimates of amounts recoverable under our commercial insurance policies. While we continuously monitor these factors, our ultimate liability for professional and general liability claims could change materially from our current estimates due to inherent uncertainties involved in making this estimate. Given our significant self-insured exposure for professional and general liability claims, there can be no assurance that a sharp increase in the number and/or severity of claims asserted against us will not have a material adverse effect on our future results of operations.

Upon our acquisition of PSI, we conducted a thorough analysis of PSI’s claims and related reserves and, with the assistance of an independent third-party actuary, we determined that the aggregate self-insured retention estimate for the pre-acquisition professional and general liability claims amounted to $51 million which is included in our total accrual as of December 31, 2010, as discussed below.

As of December 31, 2010, the total accrual for our professional and general liability claims, including the estimated claims related to the facilities acquired from PSI, was $289 million, of which $60 million is included in current liabilities. As of December 31, 2009, the total accrual for our professional and general liability claims was $266 million, of which $46 million is included in other current liabilities.

Based upon the results of reserve analyses, we recorded reductions to our professional and general liability self-insurance reserves (relating to prior years) amounting to $49 million during 2010 and $23 million during 2009. These favorable changes in our estimated future claims payments were due to: (i) an increased weighting given to company-specific metrics (to 75% from 50%), and decreased general industry metrics (to 25% from 50%), related to projected incidents per exposure, historical claims experience and loss development factors; (ii) historical data which measured the realized favorable impact of medical malpractice tort reform experienced in several states in which we operate, and; (iii) a decrease in claims related to certain higher risk specialties (such as obstetrical) due to a continuation of the company-wide patient safety initiative undertaken during the last several years. As the number of our facilities and our patient volumes have increased, thereby providing for a statistically significant data group, and taking into consideration our long-history of company-specific risk management programs and claims experience, our reserve analyses have included a greater emphasis on our historical professional and general liability experience which has developed favorably as compared to general industry trends. Actuarially determined estimates for our 2011 provision for self-insured professional and general liability claims were developed based upon similar metrics and weighting.

Property Insurance

Acute care facilities and legacy behavioral health care facilities

We have commercial property insurance policies covering catastrophic losses, including windstorm damage, up to a $1 billion policy limit per occurrence, subject to $250,000 deductible. Losses resulting from named windstorms are subject to deductibles between 3% and 5% of the declared total insurable value of the property. In addition, we have commercial property insurance policies covering catastrophic losses resulting from earthquake and flood damage, each subject to aggregated loss limits (as opposed to per occurrence losses.). Our earthquake limit is $250 million, subject to a deductible of $250,000, except for facilities located within documented fault zones. Earthquake losses that affect facilities located in fault zones within the United States are subject to a $100 million limit and will have applied deductibles ranging from 1% to 5% of the declared total insurable value of the property. The earthquake limit in Puerto Rico is $25 million. Flood losses have either a $250,000 or $500,000 deductible, based upon the location of the facility.

Behavioral health care facilities acquired in November, 2010

The newly acquired facilities formerly owned by PSI have all risk property coverage with a loss limit of $100 million with a $25,000 deductible. Earth movement losses, except California, are subject to an annual aggregate loss limit of $100 million with a $50,000 per occurrence deductible. Earthquake coverage in California is further sub-limited to an annual aggregate loss limit of $50 million with a deductible of 5% of the declared total insurable value of the property. Named windstorms are insured to $100 million per occurrence but are potentially subject to applied deductibles ranging from 1% to 5% of the declared total insurable value of the property. Flood losses are subject to an annual aggregate loss limit of $100 million with deductibles ranging from $50,000 to $100,000. Flood losses that occur in designated high hazard areas are sub-limited to $25 million with a $500,000 deductible.

Due to an increase in property losses experienced nationwide in recent years, the cost of commercial property insurance has increased. As a result, catastrophic coverage for earthquake and flood has been limited to annual aggregate losses (as opposed to per occurrence losses). Given these insurance market conditions, there can be no assurance that a continuation of these unfavorable trends, or a sharp increase in uninsured property losses sustained by us, will not have a material adverse effect on our future results of operations.

Legal Proceedings

U.S. v. Marion and UHS:

In late 2007, July, 2008 and January, 2009, the Office of Inspector General for the Department of Health and Human Services (“OIG”) issued a series of subpoenas seeking documents related to the treatment of Medicaid beneficiaries at two of our facilities, Marion Youth Center and Mountain Youth Academy,. It was our understanding at that time that the OIG was investigating whether claims for reimbursement submitted by those facilities to the Virginia Medicaid program were supported by adequate documentation of the services provided which could be considered to be a basis for a false claims act violation. In August, 2008, the Office of the Attorney General for the Commonwealth of Virginia issued a subpoena to Keystone Newport News, another of our facilities. It was our understanding at that time that the Office of Attorney General was investigating whether Keystone Newport News complied with various Virginia laws and regulations, including documentation requirements.

In response to these subpoenas, we produced the requested documents on a rolling basis and we cooperated with the investigations in all respects. We also met with representatives of the OIG, the Virginia Attorney General, the United States Attorney for the Western District of Virginia, and the United States Department of Justice Civil Division on several occasions to discuss a possible resolution of this matter. However, the parties were not able to reach a resolution.

Consequently, in November, 2009, the United States Department of Justice and the Virginia Attorney General intervened in a qui tam case that had been filed by former employees of Marion Youth Center under seal in 2007 against Universal Health Services, Inc. (“UHS”), and Keystone Marion, LLC and Keystone Education and Youth Services, LLC (“Keystone”). The Department of Justice and the Commonwealth of Virginia filed and served their complaint which, at present, relates solely to the Marion Youth Center. The complaint originally alleged causes of action pursuant to the federal and state false claims acts, the Virginia fraud statute, and unjust enrichment. The former employees filed a separate amended complaint, alleging employment and retaliation claims as well as false claim act violations. In April, 2010, the defendants in the lawsuit filed motions to dismiss the claims filed by the government and the former employees. In July, 2010, the court ruled on the motions, granting them in part and denying them in part. The court has allowed the government to proceed with its claims under the federal and state false claims act and the Virginia fraud statute. In addition, the court has allowed the former employees to proceed with parts of their employment related and retaliation claims. We have established a reserve in connection with this matter which did not have a material impact on our financial statements. We will continue to defend ourselves vigorously against the government’s and the former employees’ allegations. There can be no assurance that we will prevail in the litigation or that the case will be limited to the Marion Youth Center.

Devore, et. al. v. Keystone Education and Youth Services, LLC:

Alicante School in California was acquired by a subsidiary of ours in October, 2005. Prior to our acquisition, two former employees of the facility filed a false claim act qui tam action and a gender discrimination/whistleblower claim in Sacramento County Superior Court. The plaintiffs allege that the Alicante School improperly billed subdivisions of the state of California based upon services provided at the school and that the plaintiffs were discriminated against based upon their gender and as a result of their objection to these practices. In June, 2008, we entered into an agreement with the former owners of the facility whereby they agreed to defend the case, indemnify us and hold us harmless for any damages that may result from this case. The former owners of the facility had been funding the legal defense of this case since that time. Recently, the court approved the agreed upon $9.5 million settlement of this matter which we paid to the plaintiffs in January, 2011. Since we have made a demand on the former owners of the facility for repayment, and intend to pursue collection of the $9.5 million pursuant to the June, 2008 indemnification agreement (although we can provide no assurance that we will collect the entire $9.5 million), the settlement amount and related receivable is reflected in other current assets and other accrued liabilities on our Consolidated Balance Sheet as of December 31, 2010.

Martin v. UHS of Delaware:

UHS of Delaware, Inc., a subsidiary, and one of our non-public schools in California operated by one of our subsidiaries have been named as defendants in a state False Claim Act case in Sacramento County Superior Court. Plaintiffs are a former student and employees of the Elmira School who claim that the UHS Schools in California unlawfully retained public education funding from the state of California for the operation of these schools but failed to meet state requirements to qualify as a non-public school. Plaintiffs have also claimed that we committed unfair business practices associated with these allegations. We deny liability and intend to defend this case vigorously. We are presently uncertain as to the legal viability of the claims and are unable to determine the extent of potential financial exposure, if any, at this time.

Wage and Hour Class Actions:

Ethridge v. Universal Health Services et. al:

In June, 2008, we and one of our acute care facilities, Lancaster Community Hospital, were named as defendants in a wage and hour lawsuit in Los Angeles County Superior Court. This is a purported class action lawsuit alleging that the hospital failed to provide sufficient meal and break periods to certain employees. In June, 2010 a settlement was reached with the attorneys for the class representative. The settlement was recently approved by the court. The reserve established for the settlement of this matter did not have a material impact on our 2010 consolidated financial position or results of operations.

Other:

We and/or our subsidiaries are presently involved in three other wage and hour class action cases in California and Tennessee. Two of those cases have been certified as a class by the California State Superior Court in Alameda County and the United States District Court for the Western District of Tennessee, respectively. At present, we are uncertain as to the extent of potential financial exposure but do not believe potential settlements or judgments in these cases will have a material impact on our consolidated financial position or results of operations.

Department of Justice ICD Investigation:

In September, 2010, we, along with many other companies in the healthcare industry, received a letter from the United States Department of Justice (“DOJ”) advising of a False Claim Act investigation being conducted in connection with the implantation of implantable cardioverter defibrillators (“ICDs”) from 2003 to the present at several of our acute care facilities. The DOJ alleges that ICDs were implanted and billed by our facilities in contravention of a National Claims Determination regarding these devices. At present, we are uncertain as to the extent of the claims, liability for such claims and potential financial exposure in connection with this matter.

Other Matters

The healthcare industry is subject to numerous laws and regulations which include, among other things, matters such as government healthcare participation requirements, various licensure, certifications, and accreditations, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government action has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare providers. Providers that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to potential licensure, certification, and/or accreditation revocation, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. We monitor all aspects of our business and have developed a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. Because the law in this area is complex and constantly evolving, governmental investigation or litigation may result in interpretations that are inconsistent with industry practices, including ours. Although we believe our policies, procedures and practices comply with governmental regulations, there is no assurance that we will not be faced with sanctions, fines or penalties in connection with such inquiries or actions, including with respect to the investigations and other matters discussed herein. Even if we were to ultimately prevail, such inquiries and/or actions could have a material adverse effect on us.

Southwest Healthcare System:

During the third quarter of 2009, Southwest Healthcare System (“SWHCS”), which operates Rancho Springs Medical Center and Inland Valley Regional Medical Center in Riverside County, California, entered into an agreement with the Center for Medicare and Medicaid Services (“CMS”). The agreement required SWHCS to engage an independent quality monitor to assist SWHCS in meeting all CMS’ conditions of participation. Further, the agreement provided that, during the last 60 days of the agreement, CMS would conduct a full Medicare certification survey. That survey took place the week of January 11, 2010.

In April, 2010, SWHCS received notification from CMS that it intended to effectuate the termination of SWHCS’s Medicare provider agreement effective June 1, 2010. In May, 2010, SWHCS entered into an agreement with CMS which abated the termination action scheduled for June 1, 2010. The agreement is one year in duration and required SWHCS to engage independent experts in various disciplines to analyze and develop implementation plans for SWHCS to meet the Medicare conditions of participation. At the conclusion of the agreement, CMS will conduct a full certification survey to determine if SWHCS has achieved substantial compliance with the Medicare conditions of participation. During the term of the agreement, SWHCS remains eligible to receive reimbursements from Medicare for services rendered to Medicare beneficiaries.

Also in April, 2010, SWHCS received notification from the California Department of Public Health (“CDPH”) indicating that it planned to initiate a process to revoke SWHCS’s hospital license. In May, 2010, SWHCS received the formal document related to the revocation action. In September, 2010, SWHCS entered into an agreement with CDPH relating to the license revocation. The terms of the CDPH agreement are substantially similar to those contained in the agreement with CMS. As a result of the agreement, SWHCS’s hospital license remains in effect pending the outcome of the CMS full certification survey which will occur at the end of the agreement. Pursuant to the results of the CMS full certification survey, which we anticipate occurring in mid-year, 2011, should SWHCS be deemed to have achieved substantial compliance with the Medicare conditions of participation, CDPH shall deem SWHCS’s license to be in good standing. Failure of SWHCS to achieve substantial compliance with the Medicare conditions of participation, pursuant to CMS’s full certification survey, will likely have a material adverse impact on SWHCS’s ability to continue to operate the facilities.

As a result of the matters discussed above, we were not previously permitted to open newly constructed capacity at Rancho Springs Medical Center and Inland Valley Medical Center. However, in February, 2011, we received permission from CDPH to begin accessing the new capacity. Unrelated to these developments, we expect a competitor to open a newly constructed acute care hospital during the first quarter of 2011. We are unable to predict the net impact of these developments on SWHCS’s results of operations in 2011 and beyond.

Rancho Springs Medical Center and Inland Valley Medical Center remain fully committed to providing high-quality healthcare to their patients and the communities they serve. We therefore intend to work expeditiously and collaboratively with both CMS and CDPH in an effort to resolve these matters, although there can be no assurance we will be able to do so. Failure to resolve these matters could have a material adverse effect on us. For the years ended December 31, 2010 and 2009, after deducting an allocation for corporate overhead expense, SWHCS generated approximately 1.1% and 4.3%, respectively, of our income from operations after income attributable to noncontrolling interest.

Matters Relating to PSI:

The following matters pertain to PSI or former PSI facilities (owned by subsidiaries of Psychiatric Solutions, Inc.) for which we have assumed the defense as a result of our acquisition of PSI which was completed in November, 2010:

Garden City Employees’ Retirement System v. PSI:

This is a purported shareholder class action lawsuit filed in the United States District Court for the Middle District of Tennessee against PSI and the former directors in 2009 alleging violations of federal securities laws. We are uncertain at this time as to potential liability and damages but intend to defend the case vigorously.

Department of Justice Investigation of Sierra Vista:

In 2009, Sierra Vista Hospital in Sacramento, California learned of an investigation by the U.S. Department of Justice (“DOJ”) relating to Medicare services provided by the facility. The DOJ ultimately notified the facility that with respect to partial hospitalization and outpatient services, the DOJ believed that the medical record documentation did not adequately support the claims submitted for reimbursement by Medicare. We recently reached a tentative financial settlement with the DOJ. The reserve established in connection with this matter did not have a material impact on our consolidated financial position or results of operations. As part of that agreement, the facility will be subject to a corporate integrity agreement, the terms of which have not yet been finalized.

Department of Justice Investigation of Friends Hospital:

In October, 2010, Friends Hospital in Philadelphia, Pennsylvania, received a subpoena from the DOJ requesting certain documents from the facility. The requested documents have been collected and provided to the DOJ for review and examination. At present, we are uncertain as to the focus, scope or extent of the investigation, liability of the facility and/or potential financial exposure, if any, in connection with this matter.

Department of Justice Investigation of Riveredge Hospital:

In 2008, Riveredge Hospital in Chicago, Illinois received a subpoena from the DOJ requesting certain information from the facility. Additional requests for documents were also received from the DOJ in 2009 and 2010. The requested documents have been provided to the DOJ and we continue to cooperate with the DOJ with respect to this investigation. At present, we are uncertain as to the focus, scope or extent of the investigation, liability of the facility and/or potential financial exposure, if any, in connection with this matter.

Virginia Department of Medical Assistance Services Recoupment Claims:

The Virginia Department of Medical Assistance Services (“DMAS”) has conducted audits at seven former PSI Residential Treatment Centers operated in the Commonwealth of Virginia to confirm compliance with provider rules under the state’s Medicaid Provider Services Manual (“Manual”). As a result of those audits, DMAS claims the facilities failed to comply with the requirements of the Manual and has requested repayment of Medicaid payments to those facilities. PSI had previously filed appeals to repayment demands at each facility which are currently pending.

General:

Currently, and from time to time, some of our other facilities are subjected to inquiries and/or actions and receive notices of potential non-compliance of laws and regulations from various federal and state agencies. If one of our facilities is found to have violated these laws and regulations, the facility may be excluded from participating in government healthcare programs, subjected to potential licensure revocation, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. We do not believe that, other than as described above, any such existing action would materially affect our consolidated financial position or results of operations.

In addition, various suits and claims arising against us in the ordinary course of business are pending. In the opinion of management, the outcome of such claims and litigation will not materially affect our consolidated financial position or results of operations.

In addition to our long-term debt obligations as discussed in Note 4-Long-Term Debt and our operating lease obligations as discussed in Note 7-Lease Commitments, we have various other contractual commitments outstanding as of December 31, 2010 as follows: (i) other combined estimated future purchase obligations of $178 million related to a long-term contract with third-parties consisting primarily of certain revenue cycle data processing services for our acute care facilities ($82 million), expected costs to be paid to a third-party vendor in connection with the purchase and implementation of an electronic health records application for each of our acute care facilities ($81 million) and estimated minimum liabilities for physician commitments expected to be paid in the future ($15 million), and; (ii) combined estimated future payments of $255 million related to our non-contributory, defined benefit pension plan ($220 million consisting of estimated payments through 2087), other retirement plan liabilities ($14 million) and deferred severance payments related to our acquisition of PSI in November, 2010 ($21 million).

As of December 31, 2010 we were party to certain off balance sheet arrangements consisting of standby letters of credit and surety bonds. Our outstanding letters of credit and surety bonds as of December 31, 2010 totaled $76 million consisting of: (i) $63 million related to our self-insurance programs; (ii) $3 million related primarily to pending appeals of legal judgments (including judgments related to professional and general liability claims), and; (iii) $10 million of other debt guarantees related to public utilities and entities in which we own a minority interest.

9) RELATIONSHIP WITH UNIVERSAL HEALTH REALTY INCOME TRUST AND RELATED PARTY TRANSACTIONS

Relationship with Universal Health Realty Income Trust:

At December 31, 2010, we held approximately 6.2% of the outstanding shares of Universal Health Realty Income Trust (the “Trust”). We serve as Advisor to the Trust under an annually renewable advisory agreement pursuant to the terms of which we conduct the Trust’s day-to-day affairs, provide administrative services and present investment opportunities. In addition, certain of our officers and directors are also officers and/or directors of the Trust. Management believes that it has the ability to exercise significant influence over the Trust, therefore we account for our investment in the Trust using the equity method of accounting. We earned an advisory fee from the Trust, which is included in net revenues in the accompanying consolidated statements of income, of approximately $1.8 million during 2010 and $1.6 million during each of 2009 and 2008. Our pre-tax share of income from the Trust was $1.0 million during 2010, $1.1 million during 2009 and $900,000 during 2008 and is included in net revenues in the accompanying consolidated statements of income for each year. The carrying value of this investment was $7.3 million and $8.1 million at December 31, 2010 and 2009, respectively, and is included in other assets in the accompanying consolidated balance sheets. The market value of this investment was $28.8 million at December 31, 2010 and $25.2 million at December 31, 2009, based on the closing price of the Trust’s stock on the respective dates.

Total rent expense under the operating leases on the hospital facilities with the Trust was $16.2 million during 2010, $16.3 million during 2009 and $16.1 million during 2008. In addition, certain of our subsidiaries are tenants in several medical office buildings owned by limited liability companies in which the Trust holds non-controlling ownership interests.

The Trust commenced operations in 1986 by purchasing certain properties from us and immediately leasing the properties back to our respective subsidiaries. Most of the leases were entered into at the time the Trust commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms. Each lease also provided for additional or bonus rental, as discussed below. The base rents are paid monthly and the bonus rents are computed and paid on a quarterly basis, based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The leases with our subsidiaries are unconditionally guaranteed by us and are cross-defaulted with one another.

Pursuant to the terms of the leases with the Trust, we have the option to renew the leases at the lease terms described above by providing notice to the Trust at least 90 days prior to the termination of the then current term. In addition, we have rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. We also have the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised fair market value. In addition, during 2006, as part of the overall exchange and substitution transaction relating to Chalmette Medical Center (“Chalmette”) which was completed during the third quarter of 2006, as well as the early five year lease renewals on Southwest Healthcare System-Inland Valley Campus (“Inland Valley”), Wellington Regional Medical Center (“Wellington”), McAllen Medical Center and The Bridgeway (“Bridgeway”), the Trust agreed to amend the Master Lease to include a change of control provision. The change of control provision grants us the right, upon one month’s notice should a change of control of the Trust occur, to purchase any or all of the four leased hospital properties at their appraised fair market value purchase price.

The table below details the renewal options and terms for each of our four hospital facilities leased from the Trust:

Hospital Name	Type of Facility	Annual Minimum Rent	End of Lease Term	Renewal Term (years)
McAllen Medical Center	Acute Care	$5,485,000	December, 2011	20	(a)
Wellington Regional Medical Center	Acute Care	$3,030,000	December, 2011	20	(b)
Southwest Healthcare System, Inland Valley Campus	Acute Care	$2,648,000	December, 2011	20	(b)
The Bridgeway	Behavioral Health	$930,000	December, 2014	10	(c)

(a)	We have four 5-year renewal options at existing lease rates (through 2031).
(b)	We have two 5-year renewal options at existing lease rates (through 2021) and two 5-year renewal options at fair market value lease rates (2022 through 2031).
(c)	We have two 5-year renewal options at fair market value lease rates (2015 through 2024).

Split-dollar Life Insurance Agreements:

In December, 2010, our Board of Directors approved the Company’s entering into supplemental life insurance plans and agreements on the lives of our chief executive officer and his wife. As a result of these agreements, based on actuarial tables and other assumptions, during the life expectancies of the insureds, we would pay approximately $25 million in premiums and certain trusts, owned by our chief executive officer, would pay approximately $8 million in premiums. Based on the projected premiums mentioned above, and assuming the policies remain in effect until the death of the insureds, we will be entitled to receive death benefit proceeds of no less than $33 million representing the $25 million of aggregate premiums paid by us as well as the $8 million of aggregate premiums paid by the trusts. During the fourth quarter of 2010, we paid approximately $6 million in premium payments. We recorded a pre-tax and after-tax expense of $9 million during the fourth quarter of 2010 representing the present value of our projected premium funding commitment over the terms of the policies.

Other Related Party Transactions:

A member of our Board of Directors and member of the Executive Committee is Of Counsel to the law firm used by us as our principal outside counsel. This Board member is also the trustee of certain trusts for the benefit of our CEO and his family. This law firm also provides personal legal services to our CEO.

10) PENSION PLAN

We maintain contributory and non-contributory retirement plans for eligible employees. Our contributions to the contributory plan amounted to $20.8 million, $20.4 million and $19.8 million in 2010, 2009 and 2008, respectively. The non-contributory plan is a defined benefit pension plan which covers employees of one of our subsidiaries. The benefits are based on years of service and the employee’s highest compensation for any five years of employment. Our funding policy is to contribute annually at least the minimum amount that should be funded in accordance with the provisions of ERISA.

The following table shows the reconciliation of the defined benefit pension plan as of December 31, 2010 and 2009:

	2010	2009
	(000s)
Change in plan assets:
Fair value of plan assets at beginning of year	$61,451	$46,432
Actual return (loss) on plan assets	10,027	13,718
Employer contributions	6,657	5,950
Benefits paid	(4,256)	(4,164)
Administrative expenses	(477)	(485)

Fair value of plan assets at end of year	$73,402	$61,451
Change in benefit obligation:
Benefit obligation at beginning of year	$85,476	$84,483
Service cost	1,140	1,191
Interest cost	4,958	4,834
Benefits paid	(4,256)	(4,164)
Actuarial (gain) loss	6,195	(868)

Benefit obligation at end of year	$93,513	$85,476
Amounts recognized in the Consolidated Balance Sheet:
Other noncurrent liabilities	20,110	24,025

Total liability at end of year	$20,110	$24,025

Additional year end information for Pension Plan
Projected benefit obligation	$93,513	$85,476
Accumulated benefit obligation	91,559	83,140
Fair value of plan assets	73,402	61,451

	2010	2009	2008
	(000s)
Components of net periodic cost (benefit)
Service cost	$1,140	$1,191	$1,192
Interest cost	4,958	4,834	4,827
Expected return on plan assets	(5,151)	(3,927)	(5,345)
Recognized actuarial loss	2,538	4,676	276

Net periodic cost	$3,485	$6,774	$950

	2010	2009
Measurement Dates
Benefit obligations	12/31/2010	12/31/2009
Fair value of plan assets	12/31/2010	12/31/2009

	2010	2009
Weighted average assumptions as of December 31
Discount rate	5.54%	5.96%
Rate of compensation increase	4.00%	4.00%

	2010	2009	2008
Weighted-average assumptions for net periodic benefit cost calculations
Discount rate	5.96%	5.87%	6.48%
Expected long-term rate at return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	4.00%

The accumulated benefit obligation was $91,559 and $83,140 as of December 31, 2010 and 2009, respectively. The accumulated benefit obligation exceeded the fair value of plan assets as of December 31, 2010 and 2009. In 2010 and 2009, the accrued pension cost is included in non-current liabilities in the accompanying Consolidated Balance Sheet. We estimate that there will be $2,427 of net loss that will be amortized from accumulated other comprehensive income over the next fiscal year.

Our pension plans assets were $73,402 and $61,290 at December 31, 2010 and 2009, respectively. The market values of our pension plan assets at December 31, 2010 and December 31, 2009 by asset class were as follows:

	Total	Level 1	Level 2	Level 3
December 31, 2010
Equities:
U.S. Large Cap	$22,010	$—	$22,010	$—
U.S. Mid Cap	1,468	—	1,468	—
U.S. Small-Mid Cap	6,295	—	6,295	—
U.S. Small Cap	1,471	—	1,471	—
International Developed	10,353	—	10,353	—
Emerging Markets	3,709	—	3,709	—
Fixed income:
Core Fixed Income	11,542	—	11,542	—
Long Duration Fixed Income	11,421	—	11,421	—
Real Estate:
REIT Fund	3,740	—	3,740	—
Tangible Assets:
Commodities		—		—
Cash/Currency:
Cash Equivalents	1,393	—	1,393	—

Total market value	$73,402	$—	$73,402	$—

	Total	Level 1	Level 2	Level 3
December 31, 2009
Equities:
U.S. Large Cap	$19,784	$19,508	$276	$—
U.S. Mid Cap	4,034	4,034	—	—
U.S. Small Cap	2,888	2,888	—	—
International Developed	7,229	7,229	—	—
Emerging Markets	2,692	2,692	—	—
Fixed income:
Investment Grade Taxable	17,300	10,505	6,795	—
Global High Yield	3,010	3,010	—	—
Real Estate:
Public reits	2,204	2,204	—	—
Tangible Assets:
Commodities	1,788	1,788	—	—
Cash/Currency:
Cash Equivalents	522	161	361	—

Total market value	$61,451	$54,019	$7,432	$—

To develop the expected long-term rate of return on plan assets assumption, we considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

The following table shows expected benefit payments for the years ended December 31, 2011 through 2020 for our defined pension plan. There will be benefit payments under this plan beyond 2020.

Estimated Future Benefit Payments (000s)
2011	$4,822
2012	5,122
2013	5,399
2014	5,653
2015	5,894
2016-2020	32,534

Total	$59,424

	2010	2009
Plan Assets
Asset Category
Equity securities	62%	60%
Fixed income securities	31%	34%
Other	7%	6%

Total	100%	100%

Investment Policy, Guidelines and Objectives have been established for the defined benefit pension plan. The investment policy is in keeping with the fiduciary requirements under existing federal laws and managed in accordance with the Prudent Investor Rule. Total portfolio risk is regularly evaluated and compared to that of the plan’s policy target allocation and judged on a relative basis over a market cycle. The following asset allocation policy and ranges have been established in accordance with the overall risk and return objectives of the portfolio:

	Policy	As of 12/31/10	Permitted Range
Total Equity	58%	62%	51-61%
Total Fixed Income	36%	31%	32-42%
Other	6%	7%	0-10%

In accordance with the investment policy, the portfolio will invest in high quality, large and small capitalization companies traded on national exchanges, and investment grade securities. The investment managers will not write or buy options for speculative purposes; securities may not be margined or sold short. The manager may employ futures or options for the purpose of hedging exposure, and will not purchase unregistered sectors, private placements, partnerships or commodities.

11) SEGMENT REPORTING

Our reportable operating segments consist of acute care hospital services and behavioral health care services. The “Other” segment column below includes centralized services including information services, purchasing, reimbursement, accounting, taxation, legal, advertising, design and construction and patient accounting as well as the operating results for our other operating entities including outpatient surgery and radiation centers. The chief operating decision making group for our acute care hospital services and behavioral health care services is comprised of our Chief Executive Officer, the President and the Presidents of each operating segment. The Presidents for each operating segment also manage the profitability of each respective segment’s various facilities. The operating segments are managed separately because each operating segment represents a business unit that offers different types of healthcare services or operates in different healthcare environments. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies included in this Annual Report on Form 10-K for the year ended December 31, 2010.

2010	Acute Care Hospital Services	Behavioral Health Services	Other	Total Consolidated
	(Dollar amounts in thousands)
Gross inpatient revenues	$10,890,171	$2,566,366	—	$13,456,537
Gross outpatient revenues	$4,771,070	$350,192	$49,245	$5,170,507
Total net revenues	$3,901,815	$1,635,455	$30,915	$5,568,185
Income (loss) from continuing operations before income taxes	$363,427	$346,050	($281,380)	$428,097
Total assets	$2,755,697	$4,360,710	$411,529	$7,527,936

2009	Acute Care Hospital Services	Behavioral Health Services	Other	Total Consolidated
	(Dollar amounts in thousands)
Gross inpatient revenues	$9,901,032	$2,075,141	—	$11,976,173
Gross outpatient revenues	$4,100,427	$282,473	$62,353	$4,445,253
Total net revenues	$3,810,828	$1,315,029	$76,522	$5,202,379
Income (loss) from continuing operations before income taxes	$386,208	$281,541	($193,027)	$474,722
Total assets	$2,748,175	$998,508	$217,780	$3,964,463

2008	Acute Care Hospital Services	Behavioral Health Services	Other	Total Consolidated
	(Dollar amounts in thousands)
Gross inpatient revenues	$9,292,596	$1,951,560	—	$11,244,156
Gross outpatient revenues	$3,655,051	$258,022	$73,699	$3,986,772
Total net revenues	$3,669,504	$1,251,116	$101,797	$5,022,417
Income (loss) from continuing operations before income taxes	$283,062	$244,525	($170,575)	$357,012
Total assets	$2,517,208	$970,524	$254,730	$3,742,462

12) QUARTERLY RESULTS (unaudited)

The following tables summarize the quarterly financial data for the two years ended December 31, 2010 and 2009:

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(amounts in thousands, except per share amounts)
Net revenues	$1,347,153	$1,338,315	$1,323,264	$1,559,453	$5,568,185
Income from continuing operations	$82,762	$76,415	$65,802	$50,816	$275,795
Income/(loss) from discontinued operations	$—	$—	$—	$—	$—

Net income	$82,762	$76,415	$65,802	$50,816	$275,795
Less: Net income attributable to noncontrolling interests	$10,943	$10,843	$10,192	$13,634	$45,612

Net income attributable to UHS	$71,819	$65,572	$55,610	$37,182	$230,183

Earnings per share attributable to UHS-Basic:
From continuing operations	$0.74	$0.68	$0.57	$0.38	$2.37
From discontinued operations	$—	$—	$—	$—	$—

Total basic earnings per share	$0.74	$0.68	$0.57	$0.38	$2.37

Earnings per share attributable to UHS-Diluted:
From continuing operations	$0.73	$0.67	$0.57	$0.38	$2.34
From discontinued operations	$—	$—	$—	$—	$—

Total diluted earnings per share	$0.73	$0.67	$0.57	$0.38	$2.34

The 2010 quarterly financial data presented above includes the following:

Second Quarter:

•

(i) a favorable $16.4 million pre-tax reduction ($10.2 million, or $.10 per diluted share, net of taxes) to our professional and general liability self-insurance reserves relating to years prior to 2010, as discussed in Self-Insured Risks; (ii) $18.2 million of pre-tax transaction costs ($11.3 million, or $.11 per diluted share, net of taxes) recorded in connection with our acquisition of Psychiatric Solutions, Inc. (“PSI”);

Third Quarter:

•

(i) $3.9 million of pre-tax transaction costs ($2.4 million, or $.02 per diluted share, net of taxes) recorded in connection with our acquisition of PSI, and; (ii) a favorable $4.3 million ($.04 per diluted share) discrete tax item recorded in connection with a settlement payment made to the government in connection with the investigation of our South Health Systems affiliates;

Fourth Quarter:

•

(i) a favorable $32.6 million pre-tax reduction ($17.9 million, or $.18 per diluted share, net of taxes) to our professional and general liability self-insurance reserves relating to years prior to 2010, as discussed in Self-Insured Risks; (ii) $31.1 million of pre-tax transaction costs ($24.9 million, or $.25 per diluted share, net of taxes) recorded in connection with our acquisition of PSI; (iii) an unfavorable

$6.7 million pre-tax ($4.1 million, or .$04 per diluted share, net of taxes) charge to write-off certain costs related to an acute care hospital construction project, and; (iv) an unfavorable $9.2 million ($.09 per diluted share) charge recorded in connection with split-dollar life insurance agreements on the lives of our chief executive officer and his wife.

2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(amounts in thousands, except per share amounts)
Net revenues	$1,312,419	$1,303,640	$1,295,109	$1,291,211	$5,202,379
Income from continuing operations	$82,034	$93,977	$59,054	$69,182	$304,247
Income/(loss) from discontinued operations	$—	$—	$—	$—	$—

Net income	$82,034	$93,977	$59,054	$69,182	$304,247
Less: Net income attributable to noncontrolling interests	$14,493	$13,084	$7,980	$8,317	$43,874

Net income attributable to UHS	$67,541	$80,893	$51,074	$60,865	$260,373

Earnings per share attributable to UHS-Basic:
From continuing operations	$0.68	$0.82	$0.52	$0.62	$2.65
From discontinued operations	$—	$—	$—	$—	$—

Total basic earnings per share	$0.68	$0.82	$0.52	$0.62	$2.65

Earnings per share attributable to UHS-Diluted:
From continuing operations	$0.68	$0.82	$0.52	$0.62	$2.64
From discontinued operations	$—	$—	$—	$—	$—

Total diluted earnings per share	$0.68	$0.82	$0.52	$0.62	$2.64

All periods have been adjusted to reflect the two for one stock split in the form of a 100% stock dividend paid in December 2009.

The 2009 quarterly financial data presented above includes the following:

Second Quarter:

•

(i) a favorable $22.8 million pre-tax reduction ($14.2 million, or $.14 per diluted share, net of taxes) to our professional and general liability self-insurance reserves relating to years prior to 2009, as discussed in Self-Insured Risks; (ii) an unfavorable $4.3 million ($.04 per diluted share) discrete tax item recorded in connection with a settlement payment made to the government in connection with the investigation of our South Health Systems affiliates;

Fourth Quarter:

•

(i) a favorable $7.0 million pre-tax reduction ($4.4 million, or $.05 per diluted share, net of taxes) to our workers’ compensation self-insurance reserves relating primarily to years prior to 2009, as discussed in Self-Insured Risks.

13) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Our 7% Senior Notes due 2018 are guaranteed by a group of subsidiaries (the Guarantors) each of which is a 100% directly owned subsidiary of Universal Health Services, Inc. The Guarantors fully and unconditionally guarantee the senior notes on a joint and several basis.

The following financial statements present condensed consolidating financial data for (i) Universal Health Services, Inc. (on a parent company only basis), (ii) the combined Guarantors, (iii) the combined non guarantor subsidiaries (all other subsidiaries), (iv) an elimination column for adjustments to arrive at the information for the parent company, Guarantors, and non guarantors on a consolidated basis, and (v) the parent company and our subsidiaries on a consolidated basis.

Investments in subsidiaries are accounted for by the parent company and the Guarantors using the equity method for this presentation. Results of operations of subsidiaries are therefore classified in the parent company’s and Guarantors’ investment in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate distributed and undistributed income of subsidiaries, investments in subsidiaries, and intercompany balances and transactions between the parent, Guarantors, and non guarantors.

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2010

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Consolidating Adjustments	Total Consolidated Amounts
Net revenues	$648	$3,631,814	$1,983,060	$(47,337)	$5,568,185
Operating charges:
Salaries, wages and benefits	0	1,670,276	752,826	0	2,423,102
Other operating expenses	(255)	670,043	381,689	(46,189)	1,005,288
Supplies expense	0	438,901	294,192	0	733,093
Provision for doubtful accounts	0	290,152	256,757	0	546,909
Depreciation and amortization	0	154,597	69,318	0	223,915
Lease and rental expense	0	50,455	27,654	(1,148)	76,961
Transaction costs	0	53,220	0	0	53,220

	(255)	3,327,644	1,782,436	(47,337)	5,062,488

Income from operations	903	304,170	200,624	0	505,697
Interest expense	70,283	6,729	588	0	77,600
Interest (income) expense, affiliate	0	60,876	(60,876)	0	0
Equity in net income of consolidated affiliates	(271,944)	(134,760)	0	406,704	0

Income before income taxes	202,564	371,325	260,912	(406,704)	428,097
Provision for income taxes	(27,619)	134,547	45,374	0	152,302

Net income	230,183	236,778	215,538	(406,704)	275,795
Less: Net income attributable to noncontrolling interests	0	0	45,612	0	45,612

Net income attributable to UHS	$230,183	$236,778	$169,926	$(406,704)	$230,183

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Consolidating Adjustments	Total Consolidated Amounts
Net revenues	$980	$3,322,936	$1,902,618	$(24,155)	$5,202,379
Operating charges:
Salaries, wages and benefits	0	1,492,008	712,414	0	2,204,422
Other operating expenses	140	631,659	386,405	(23,281)	994,923
Supplies expense	0	411,074	288,175	0	699,249
Provision for doubtful accounts	0	265,223	243,380	0	508,603
Depreciation and amortization	0	140,223	64,480	0	204,703
Lease and rental expense	0	45,366	26,831	(2,250)	69,947

	140	2,985,553	1,721,685	(25,531)	4,681,847

Income from operations	840	337,383	180,933	1,376	520,532
Interest expense, net	40,555	2,870	1,009	1,376	45,810
Interest (income) expense, affiliate	1,628	47,744	(49,372)	0	0
Equity in net income of consolidated affiliates	(286,714)	(125,784)	0	412,498	0

Income before income taxes	245,371	412,553	229,296	(412,498)	474,722
Provision for income taxes	(15,002)	149,229	36,248	0	170,475

Net income	260,373	263,324	193,048	(412,498)	304,247
Less: Net income attributable to noncontrolling interests	0	0	43,874	0	43,874

Net income attributable to UHS	$260,373	$263,324	$149,174	$(412,498)	$260,373

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2008

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Consolidating Adjustments	Total Consolidated Amounts
Net revenues	$13,862	$3,171,559	$1,862,498	$(25,502)	$5,022,417
Operating charges:
Salaries, wages and benefits	0	1,439,664	693,517		2,133,181
Other operating expenses	(5,243)	649,861	422,880	(23,220)	1,044,278
Supplies expense	0	407,300	287,177	0	694,477
Provision for doubtful accounts	0	255,876	220,869	0	476,745
Depreciation and amortization	0	130,424	62,970	241	193,635
Lease and rental expense	(75)	44,489	28,160	(2,692)	69,882

	(5,318)	2,927,614	1,715,573	(25,671)	4,612,198

Income from operations	19,180	243,945	146,925	169	410,219
Interest expense, net	48,532	4,151	355	169	53,207
Interest (income) expense, affiliate	3,252	43,264	(46,516)	0	0
Equity in net income of consolidated affiliates	(219,880)	(110,205)	0	330,085	0

Income before income taxes	187,276	306,735	193,086	(330,085)	357,012
Provision for income taxes	(12,101)	103,711	31,768	0	123,378

Income from continuing operations	199,377	203,024	161,318	(330,085)	233,634
Income from discontinued operations	0	0	6,436	0	6,436

Net income	199,377	203,024	167,754	(330,085)	240,070
Less: Net income attributable to noncontrolling interests	0	0	40,693	0	40,693

Net income attributable to UHS	$199,377	$203,024	$127,061	$(330,085)	$199,377

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Consolidating Adjustments	Total Consolidated Amounts
Assets
Current assets:
Cash and cash equivalents	$0	21,385	8,089	0	$29,474
Accounts receivable, net	10,646	561,869	265,305	0	837,820
Supplies	0	57,069	37,261	0	94,330
Other current assets	51,161	69,903	8,996	0	130,060
Deferred income taxes	82,416	38,418	0	0	120,834
Current assets held for sale	0	109,781	8,817	0	118,598

Total current assets	144,223	858,425	328,468	0	1,331,116

Investments in subsidiaries	4,694,776	1,024,840	0	(5,719,616)	0
Intercompany receivable	1,056,839	939,667	0	(1,996,506)	0
Intercompany note receivable	0	0	3,071,860	(3,071,860)	0
Property and equipment	0	3,492,263	1,361,709	0	4,853,972
Less: accumulated depreciation	0	(1,029,609)	(571,396)	0	(1,601,005)

	0	2,462,654	790,313	0	3,252,967

Other assets:
Goodwill	820	2,153,366	435,728	0	2,589,914
Deferred charges	101,582	6,749	329	0	108,660
Other	7,612	214,694	22,973	0	245,279

	$6,005,852	$7,660,395	$4,649,671	$(10,787,982)	$7,527,936

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$559	1,357	1,533	0	$3,449
Accounts payable and accrued liabilities	16,318	514,225	288,791	0	819,334
Federal and state taxes	16,886	(17,509)	623	0	0
Liabilities of facilities held for sale	0	3,343	173	0	3,516

Total current liabilities	33,763	501,416	291,120	0	826,299

Intercompany payable	0	0	1,996,506	(1,996,506)	0
Other noncurrent liabilities	13,672	252,568	114,409	0	380,649
Long-term debt	3,855,810	4,834	51,458	0	3,912,102
Intercompany note payable	0	3,071,860	0	(3,071,860)	0
Deferred income taxes	123,835	49,841	(322)	0	173,354
Redeemable noncontrolling interests	0	0	211,761	0	211,761
UHS common stockholders’ equity	1,978,772	3,779,876	1,939,740	(5,719,616)	1,978,772
Noncontrolling interest	0	0	44,999	0	44,999

Total equity	1,978,772	3,779,876	1,984,739	(5,719,616)	2,023,771

	$6,005,852	$7,660,395	$4,649,671	$(10,787,982)	$7,527,936

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Consolidating Adjustments	Total Consolidated Amounts
Assets
Current assets:
Cash and cash equivalents	$0	5,367	3,813	0	$9,180
Accounts receivable, net	8,108	381,577	212,874	0	602,559
Supplies	0	49,644	34,628	0	84,272
Other current assets	555	19,298	7,417	0	27,270
Deferred income taxes	51,336	0	0	0	51,336
Current assets held for sale	0	21,580	0	0	21,580

Total current assets	59,999	477,466	258,732	0	796,197

Investments in subsidiaries	4,289,403	894,171	0	(5,183,574)	0
Intercompany receivable	0	1,001,251	591,195	(1,592,446)	0
Intercompany note receivable	0	0	735,553	(735,553)	0
Property and equipment	0	2,550,917	1,187,901	0	3,738,818
Less: accumulated depreciation	0	(915,487)	(508,093)	0	(1,423,580)

	0	1,635,430	679,808	0	2,315,238

Other assets:
Goodwill	820	636,720	95,145	0	732,685
Deferred charges	2,735	5,623	285	0	8,643
Other	8,495	100,015	3,190	0	111,700

	$4,361,452	$4,750,676	$2,363,908	$(7,511,573)	$3,964,463

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$0	1,963	610	0	$2,573
Accounts payable and accrued liabilities	3,683	305,079	269,855	0	578,617
Federal and state taxes	1,550	(544)	621	0	1,627

Total current liabilities	5,233	306,498	271,086	0	582,817

Intercompany payable	1,592,446	0	0	(1,592,446)	0
Other noncurrent liabilities	17,339	253,219	105,022	0	375,580
Long-term debt	935,950	4,981	15,498	0	956,429
Intercompany note payable	0	735,553	0	(735,553)	0
Deferred income taxes	59,413	1,000	(322)	0	60,091
Redeemable noncontrolling interests	0	0	197,152	0	197,152
UHS common stockholders’ equity	1,751,071	3,449,425	1,734,149	(5,183,574)	1,751,071
Noncontrolling interest	0	0	41,323	0	41,323

Total equity	1,751,071	3,449,425	1,775,472	(5,183,574)	1,792,394

	$4,361,452	$4,750,676	$2,363,908	$(7,511,573)	$3,964,463

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Total Consolidated Amounts
Net cash(used in) provided by operating activities	$(139,226)	$342,633	$297,937	$501,344

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	0	(186,967)	(52,307)	(239,274)
Acquisition of property and businesses	0	(1,958,904)	606	(1,958,298)
Proceeds received from sales of assets and businesses	0	21,460	0	21,460
Costs incurred for purchase and development of electronic health records application	0	(17,971)	0	(17,971)

Net cash used in investing activities	0	(2,142,382)	(51,701)	(2,194,083)

Cash Flows from Financing Activities:
Reduction of long-term debt	(1,388,679)	(753)	(2,654)	(1,392,086)
Additional borrowings	3,266,146	0	0	3,266,146
Financing costs	(101,815)	0	0	(101,815)
Repurchase of common shares	(11,528)	0	0	(11,528)
Dividends paid	(19,422)	0	0	(19,422)
Issuance of common stock	3,594	0	0	3,594
Profit distributions to noncontrolling interests	0	0	(32,456)	(32,456)
Purchase of noncontrolling interests in majority owned businesses	0	0	600	600
Changes in intercompany balances with affiliates, net	(1,609,070)	1,816,520	(207,450)	0

Net cash provided by (used in) financing activities	139,226	1,815,767	(241,960)	1,713,033

Increase in cash and cash equivalents	0	16,018	4,276	20,294
Cash and cash equivalents, beginning of period	0	5,367	3,813	9,180

Cash and cash equivalents, end of period	$0	$21,385	$8,089	$29,474

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Total Consolidated Amounts
Net cash (used in) provided by operating activities	$(130,200)	$331,518	$339,944	$541,262

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	0	(282,868)	(96,880)	(379,748)
Acquisition of property and businesses	0	(12,499)	0	(12,499)
Proceeds received from sales of assets and businesses	0	8,952	818	9,770
Costs incurred for purchase and development of electronic health records application	0	(7,957)	0	(7,957)

Net cash used in investing activities	0	(294,372)	(96,062)	(390,434)

Cash Flows from Financing Activities:
Reduction of long-term debt	(58,779)	(4,297)	(3,423)	(66,499)
Additional borrowings	25,408	661	0	26,069
Financing costs	0	0	0	0
Repurchase of common shares	(63,288)	0	0	(63,288)
Dividends paid	(16,706)	0	0	(16,706)
Issuance of common stock	3,290	0	0	3,290
Profit distributions to noncontrolling interests	0	0	(29,866)	(29,866)
Capital contributions from noncontrolling interests	0	0	121	121
Purchase of noncontrolling interests in majority owned businesses	0	(229)	0	(229)
Changes in intercompany balances with affiliates, net	240,275	(30,129)	(210,146)	0

Net cash used in financing activities	130,200	(33,994)	(243,314)	(147,108)

Increase in cash and cash equivalents	0	3,152	568	3,720
Cash and cash equivalents, beginning of period	0	2,215	3,245	5,460

Cash and cash equivalents, end of period	$0	$5,367	$3,813	$9,180

UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

(amounts in thousands)

	Parent	Guarantors	Non Guarantors	Total Consolidated Amounts
Net cash (used in) provided by operating activities	$(232,847)	$478,035	$248,999	$494,187

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	0	(252,550)	(101,987)	(354,537)
Acquisition of property and businesses	0	(23,481)	0	(23,481)
Proceeds received from sales of assets and businesses	0	32,648	49,414	82,062
Settlement proceeds received related to prior year acquisition, net of expenses	0	1,539	0	1,539
Investment in joint-venture	0	(1,249)	0	(1,249)

Net cash used in investing activities	0	(243,093)	(52,573)	(295,666)

Cash Flows from Financing Activities:
Reduction of long-term debt	(160,937)	(3,233)	(2,387)	(166,557)
Additional borrowings	151,129	0	0	151,129
Financing costs	(975)	0	0	(975)
Repurchase of common shares	(149,404)	0	0	(149,404)
Dividends paid	(16,150)	0	0	(16,150)
Issuance of common stock	2,354	0	0	2,354
Profit distributions to noncontrolling interests	0	0	(31,087)	(31,087)
Capital contributions from noncontrolling interests	0	0	2,333	2,333
Purchase of noncontrolling interests in majority owned businesses	0	(1,058)	0	(1,058)
Changes in intercompany balances with affiliates, net	406,830	(235,967)	(170,863)	0

Net cash used in financing activities	232,847	(240,258)	(202,004)	(209,415)

Decrease in cash and cash equivalents	0	(5,316)	(5,578)	(10,894)
Cash and cash equivalents, beginning of period	0	7,531	8,823	16,354

Cash and cash equivalents, end of period	$0	$2,215	$3,245	$5,460

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of period	Charges to costs and expenses	Acquisitions of business	Write-off of uncollectible accounts	Balance at end of period
Allowance for doubtful accounts receivable:
Year ended December 31, 2010	$168,876	$546,909	$56,596	$(523,759)	$248,622

Year ended December 31, 2009	$162,975	$508,603	$—	$(502,702)	$168,876

Year ended December 31, 2008	$121,321	$484,138	$—	$(442,484)	$162,975

Included in the charges to costs and expenses are $7,393 in 2008 related to an acute care facility that was divested during 2008.